UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SAVVIS, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 1, 2011

Dear Fellow Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders. It will be held on Thursday, May 12, 2011, at 8:00 a.m. Central Time at Savvis’ corporate headquarters, 1 Savvis Parkway, Town & Country, MO 63017.

The enclosed notice and proxy statement contain details concerning the meeting. The Board of Directors recommends a vote “FOR” all the following items of business, except item 5, for which the Board recommends a vote of “TWO YEARS”:

1.	Election of eight directors to serve until the next annual meeting and until their successors have been elected and qualified;

2.	Approval of the SAVVIS, Inc. 2011 Omnibus Incentive Plan;

3.	Approval of the SAVVIS, Inc. 2011 Employee Stock Purchase Plan;

4.	Approval of an advisory vote on the executive compensation of our named executive officers;

5.	Consideration of an advisory vote on the frequency of the advisory vote on the executive compensation of our named executive officers; and

6.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.

I look forward to seeing you at the 2011 Annual Meeting.

Sincerely,

James E. Ousley
Chairman and Chief Executive Officer

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2011

Date:	May 12, 2011

Time:	8:00 a.m. Central Time

Place:	Savvis’ corporate headquarters, 1 Savvis Parkway, Town & Country, MO 63017

Purpose:	1. To elect eight members of the board of directors to serve until the next annual meeting and until their successors have been elected and qualified;

2. To approve the SAVVIS, Inc. 2011 Omnibus Incentive Plan;

3. To approve the SAVVIS, Inc. 2011 Employee Stock Purchase Plan;

4. To approve an advisory vote on the executive compensation of our named executive officers;

5. To consider an advisory vote on the frequency of the advisory vote to approve executive compensation of our named executive officers;

6. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

7. To transact such other business as may properly come before the meeting.

Record Date:	Holders of record of our common stock at the close of business on March 25, 2011, are entitled to receive this notice and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting To Be Held on May 12, 2011:

Pursuant to new rules promulgated by the U.S. Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2010 Annual Report to stockholders are available at our web site at http://proxy.savvis.com.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement. We appreciate your cooperation.

By Order of the Board of Directors,

Peter J. Bazil
Vice President, General Counsel and Secretary

April 1, 2011

St. Louis, Missouri

SAVVIS, INC.

1 Savvis Parkway

Town & Country, Missouri 63017

Phone: (314) 628-7000

PROXY STATEMENT

We will begin mailing this proxy statement to our stockholders on or about April 1, 2011.

Annual Meeting and Voting

We are furnishing this proxy statement to our stockholders in connection with a solicitation of proxies by our board of directors for use at our 2011 Annual Meeting of Stockholders to be held on May 12, 2011 at 8:00 a.m. Central Time at Savvis’ corporate headquarters, 1 Savvis Parkway, Town & Country, MO 63017. The purpose of the annual meeting and the matters to be acted on are set forth in the accompanying notice of annual meeting.

What will the stockholders vote on at the annual meeting?

The items of business scheduled to be voted on at the annual meeting are:

•	The election of directors;

•	The approval of the SAVVIS, Inc. 2011 Omnibus Incentive Plan;

•	The approval the SAVVIS, Inc. 2011 Employee Stock Purchase Plan;

•	An advisory vote to approve the executive compensation of our named executive officers;

•	An advisory vote on the frequency of an advisory vote to approve the executive compensation of our named executive officers; and

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

We also will consider any other business that properly comes before the annual meeting.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees for election to the Board of Directors;

•	“FOR” approval of the SAVVIS, Inc. 2011 Omnibus Incentive Plan;

•	“FOR” approval of the SAVVIS, Inc. 2011 Employee Stock Purchase Plan;

•	“FOR” approval of an advisory vote to approve the executive compensation of our named executive officers;

•	“TWO YEARS” for the frequency of an advisory vote to approve the executive compensation of our named executive officers; and

•	“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Does management have special interests in any of the proposals?

Yes. Directors have an interest in Proposal 2 and executive officers have interests in Proposals 2 and 3 that are different from the interests of stockholders generally. In Proposal 2, stockholders are being asked to approve the SAVVIS, Inc. 2011 Omnibus Incentive Plan under which directors, executive officers and other eligible employees may receive equity, equity-linked and other performance-based compensation. In Proposal 3, stockholders are being asked to approve the SAVVIS, Inc. 2011 Employee Stock Purchase Plan under which eligible employees, including executive officers, may be offered the right to acquire limited amounts of our common stock at a discounted price. The Board of Directors was aware of these interests and took them into account in recommending that stockholders vote “FOR” Proposals 2 and 3.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own names. As summarized below, there are some differences between shares held of record and those owned beneficially.

•

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, to be the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the meeting.

•

Beneficial Owner—If your shares are held in a brokerage account, by a broker or by another nominee, you are considered the beneficial owner of those shares. As the beneficial owner of those shares, you have the right to direct your broker or nominee how to vote and you also are invited to attend the annual meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.

To obtain directions to attend the annual meeting and vote in person, please call (314) 628-7461 or send an e-mail to investorrelations@savvis.com.

Who May Vote?

If you held any shares of our voting stock at the close of business on March 25, 2011, then you will be entitled to notice of and to vote at our 2011 annual meeting. On that date, we had 57,473,543 shares of common stock outstanding. Each share of our common stock that you hold entitles you to one vote on all matters that come before the annual meeting or any adjournment thereof.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the votes represented by our outstanding shares of common stock is necessary to constitute a quorum. We will count shares of voting stock present at the meeting that abstain from voting or that are the subject of broker non-votes as present for purposes of determining a quorum.

What if a quorum is not represented at the annual meeting?

In the event that a quorum does not exist, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting. At such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

How do I vote my shares without attending the annual meeting?

Whether you hold shares directly as the stockholder of record or you are a beneficial owner of shares, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

•	By mail. Please mark the enclosed proxy card, date and sign it, and mail it in the postage-paid envelope.

•

By telephone. Stockholders may vote by telephone by following the instructions on the enclosed proxy card. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card. Telephone voting will be available until 11:59 p.m., Eastern Time on May 11, 2011.

•

On the Internet. You may vote online at http://www.proxyvoting.com/svvs by following the instructions on the enclosed proxy card. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, do not return your proxy card. Internet voting will be available until 11:59 p.m., Eastern Time on May 11, 2011.

How will my shares be voted?

All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the annual meeting in accordance with the directions given. You can specify how you want your shares voted by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals and the position of the board of directors on these proposals in this proxy statement prior to making your vote. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, the proxy representing your common stock will be voted in favor of the board’s recommendations on each of the proposals. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing the procedure for voting your shares.

May I change my vote?

If you submit a proxy, you can revoke it at any time before it is exercised by giving written notice to our Corporate Secretary prior to the annual meeting or by timely delivering a properly executed, later-dated proxy. You may also attend the annual meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

How many votes are required to approve a proposal?

The directors will be elected by a plurality of the votes of our outstanding shares of common stock represented and cast at the annual meeting or represented by proxy. Withheld votes and broker non-votes will have no effect on the election of directors.

The affirmative vote of the holders of a majority of the votes of our outstanding shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the proposal to approve the SAVVIS, Inc. 2011 Omnibus Incentive Plan. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

The affirmative vote of the holders of a majority of the votes of our outstanding shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the SAVVIS, Inc. 2011 Employee Stock Purchase Plan. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

The affirmative vote of the holders of a majority of the votes of our outstanding shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the advisory proposal to approve executive compensation. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

A plurality of the votes of our outstanding shares of common stock represented and cast at the annual meeting in person or represented by proxy on the advisory vote on the frequency of advisory votes to approve executive compensation will determine the frequency of advisory votes to approve executive compensation. Abstentions and broker non-votes will have no effect.

The affirmative vote of the holders of a majority of the votes of our outstanding shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

What is a broker non-vote?

If you are the beneficial owner of shares held in the name of a broker or other nominee and do not provide that broker or other nominee with voting instructions, your shares may constitute broker non-votes. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Without instructions from the beneficial owner, a broker only may vote on the proposal to ratify the selection of Ernst & Young LLP as our independent registered accounting firm. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, as described above, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

What happens if additional matters are presented at the annual meeting?

Other than the six items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, James E. Ousley and Peter J. Bazil, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees for director is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Who will count the vote?

Representatives of BNY Mellon Shareowner Services will tabulate the votes and act as inspectors of election.

Where can I find the voting results of the annual meeting?

We plan to announce voting results at the annual meeting. We also will publish those results in a report on Form 8-K within 4 business days of the annual meeting.

How may I obtain a copy of this proxy statement and the 2010 Annual Report?

Stockholders may request a free copy of this proxy statement and our 2010 Annual Report on Form 10-K, from:

SAVVIS, Inc.

Attention: Senior Director, Investor Relations

1 Savvis Parkway

St. Louis, Missouri 63017

Email: investorrelations@savvis.com

Alternatively, stockholders can access this proxy statement and the 2010 Annual Report on our website at http://proxy.savvis.com.

We will also furnish any exhibit to the 2010 Form 10-K if specifically requested.

May I receive electronic access to proxy materials and the Annual Report in the future instead of receiving paper copies in the mail?

Most stockholders can elect to view future proxy statements and Annual Reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option and save the company the cost of producing and mailing these documents by following the instructions provided at www.bnymellon.com/shareowner/equityaccess as discussed on the proxy card. If you choose to view future proxy statements and Annual Reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you cancel it.

If you hold your Savvis stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and Annual Reports over the Internet.

Most stockholders who hold their Savvis stock through a bank, broker or other nominee and who elect electronic access will receive an e-mail message next year containing the Internet address to use to access our proxy materials and Annual Report.

ELECTION OF DIRECTORS

(Proposal 1)

Our business is managed under the direction of our board of directors. Our bylaws provide that our board determines the number of directors, which is currently set at eight. Our board of directors has designated as nominees for director each of the eight directors presently serving on the board.

Unless marked otherwise, proxies received will be voted “FOR” the election of the nominees named below. In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies may be voted for any nominee who may be designated by our present board of directors to fill the vacancy. Alternatively, the proxies may be voted for the balance of the nominees, leaving a vacancy. As of the date of this proxy statement, our board of directors is not aware of any nominee who is unable or will decline to serve as a director.

Vote Required.    The eight nominees receiving the highest number of affirmative votes of the shares of our outstanding common stock represented and cast at the annual meeting, will be elected directors of our company to serve until the next annual meeting and until their successors have been elected and qualified.

Nominees For Director

The nominees for director are set forth below. The Board of Directors recommends a vote “FOR” each of the nominees listed below.

Nominee	Age
Randy E. Dobbs	60
Clyde A. Heintzelman	72
Thomas E. McInerney	69
James E. Ousley	65
James P. Pellow	49
David C. Peterschmidt	63
Mercedes A. Walton	57
Patrick J. Welsh	67

Members of our board of directors are elected each year at our annual meeting of stockholders, and serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director, as well as a summary of our views as to the qualifications of each nominee to serve on the board and each board committee of which he or she is a member. Our views are informed not only by the current and prior employment and educational background of our directors, but also by the board’s experience in working with their fellow directors. Each director has served on our board for between five months and over eleven years. Accordingly, the board has had significant experience with the incumbent directors and has had the opportunity to assess the contributions that the directors have made to the board, as well as their industry knowledge, judgment and leadership capabilities.

RANDY E. DOBBS was appointed as a director of our company effective November 30, 2010 and is a member of the board’s corporate governance committee. Mr. Dobbs served as a Senior Operating Executive at Welsh, Carson, Anderson & Stowe, a private equity investment firm, and affiliated entities, which collectively are a principal stockholder of our company. Prior to joining Welsh, Carson, Anderson & Stowe, Mr. Dobbs was the Chief Executive Officer at US Investigations Services (USIS), a company which was previously owned by Welsh, Carson, Anderson & Stowe. Prior to joining USIS in February 2005, he was President and Chief Executive Officer of Philips Medical Systems, North America. Before Philips Medical Systems, North America, Mr. Dobbs was President and Chief Executive Officer of GE Capital, IT Solutions. Mr. Dobbs spent more than 25 years with the General Electric Company where he served in a variety of roles, including directing Global Services, Information Technology Solutions; Industrial Control Systems, Engineering Services; Medical Systems Business Service Division, SE Region and Latin America; and Motors Division, Marketing. Mr. Dobbs holds a degree from Arkansas State University. Mr. Dobbs current serves as an independent director on the Board of AGNC, a REIT, which is publicly traded on the Nasdaq and as an independent director on the Board of Apollo Global, a for profit education business, that is privately held by Apollo Inc. and Carlyle Group. In June 2010,

Mr. Dobbs published his first book titled, Transformational Leadership—A Blueprint to Real Organizational Change. We believe that Mr. Dobbs’ corporate finance background and leadership experience provide the board with a strategic perspective on current operations and the vision to guide effective global expansion, and that his past board service and executive experience bring an important perspective to our corporate governance committee.

CLYDE A. HEINTZELMAN has served as a director of our company since December 1998 and is chairman of the board’s audit committee and a member of the corporate governance committee. Mr. Heintzelman served as the chairman of the board of Optelecom, Inc., from February 2000 to June 2003 and as its interim president and chief executive officer from June 2001 to January 2002. From November 1999 to May 2001, he was president of Net2000 Communications, Inc. From December 1998 to November 1999, Mr. Heintzelman served as our president and chief executive officer. He is currently a Principal of CSMS, a private real estate investment company. Mr. Heintzelman serves on the board of TeleCommunication Systems, Inc. and is a member of its audit committee. Mr. Heintzelman is a member of the advisory board of Spring Capital Partner, L.P., an investment firm focused on providing mezzanine capital to small and medium sized businesses, and on the Advisory Board of CFN Services, a service provider of fiber optic networks, primarily to wireless carriers and network resellers. Mr. Heintzelman received a B.A. in marketing from the University of Delaware and did graduate work at Wharton, the University of Pittsburgh, and the University of Michigan. Mr. Heintzelman’s career as an executive in the telecommunications industry, as well as his service as our president and chief executive officer, provide the board with valuable insight into broad areas of our business, including telecommunications and data processing infrastructure, marketing, competitive intelligence, budgeting and finance. His service on the audit committees of a number of companies qualifies him to serve on our audit committee, and his extensive and/or applicable board and committee experience provides him with a solid background for service on our corporate governance committee.

THOMAS E. MCINERNEY has served as a director of our company since October 1999 and a member of our compensation committee. In 2010, Mr. McInerney was also the chairman of the board’s business development committee. Since 1987, Mr. McInerney has been a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm, and affiliated entities, which collectively are a principal stockholder of our company. He previously served as a director of ITC DeltaCom, Inc. before the company was acquired by EarthLink, Inc., as a director of Centennial Communications Corp., before the company was acquired by AT&T in 2009, and as a director of Broadridge Financial Solutions, Inc. Mr. McInerney received a B.A. from St. John’s University and attended New York University Graduate School of Business Administration. Mr. McInerney is currently Chairman of the Board of Trustees of St. John’s University. We believe that, as a representative of our principal stockholder, Mr. McInerney is attuned to stockholder interests and that the broad portfolio of investments made by Welsh, Carson, Anderson & Stowe provides him with a governance orientation that makes him a valuable contributor to the board. Mr. McInerney’s experience as a director of other companies in the telecommunications and information technology industries provides him valuable insight into the telecommunications infrastructure that provides the backbone of our services. His board memberships and association with Welsh, Carson, Anderson & Stowe also provide him with experience in compensating executives in a manner that aligns their interests with those of all of our stockholders while seeking to leverage our resources to enhance stockholder returns.

JAMES E. OUSLEY has served as chairman of the board since May 2006 and a director of our company since April 2002. On March 8, 2010, we announced that the board had appointed Mr. Ousley as our chief executive officer. He had served in a nonexecutive capacity until January 2010, when the board elected him as interim chief executive officer upon the resignation of Philip J. Koen. Upon his appointment as interim chief executive officer, Mr. Ousley was required by applicable Nasdaq rules to resign as a member of the board’s audit and compensation committees upon which he previously had served. Mr. Ousley served as the president and chief executive officer and director of Vytek Corporation from 2001 until April 2004. From 1999 to 2002, he served as chairman, CEO and president of Syntegra Inc. (USA), a division of British Telecommunications. From September 1991 to August 1999, Mr. Ousley served as president and CEO of Control Data Systems. Mr. Ousley serves on the board of Datalink, Inc. Mr. Ousley received a B.S. from the University of Nebraska. We believe that Mr. Ousley’s executive and board experience in the telecommunications and information technology industries, including his experience with global companies, provides the board with valuable insight into both operations and strategy, as well as the challenges of the global marketplace, the speed of technological change and the risks of competitive innovation.

JAMES P. PELLOW, Ed.D., has served as a director of our company since April 2002 and is chairman of the board’s corporate governance committee and a member of the board’s audit committee. In connection with the appointment of our chairman as our chief executive officer, the board named Dr. Pellow as our lead independent director. Dr. Pellow has served as the executive vice president and chief operating officer of St. John’s University since 2000. Prior to joining St. John’s University in 1991, he was a certified public accountant with Coopers & Lybrand and a municipal bond trader with Chapdelaine & Co. Dr. Pellow has accepted a role as

CEO and president of the Council on International Educational Exchange (CIEE) and plans to begin serving in that role on June 1, 2011. Dr. Pellow served on the board of Centennial Communications Corp., where he chaired its audit committee and served on its corporate governance committee before the company was acquired by AT&T in 2009. Dr. Pellow received a B.B.A. and a M.B.A. from Niagara University and his doctorate from the University of Pennsylvania. We believe that Dr. Pellow’s background in finance and accounting, as well as his operating experience, bring a valuable perspective to the board both with respect to operational aspects of Savvis’ business and to the corporate governance and audit committees on which he serves.

DAVID C. PETERSCHMIDT has served as a director of our company since November 2007 and is a member of the board’s compensation committee. Mr. Peterschmidt is the President and Chief Executive Officer and a director of CIBER, Inc. Mr. Peterschmidt was president and chief executive officer of Openwave Systems, Inc. from November 2004 to March 2007. Prior to joining Openwave, Mr. Peterschmidt served as chief executive officer and chairman of Securify, Inc. from September 2003 to November 2004 and served as chief executive officer and chairman of Inktomi, Inc. from July 1996 to March 2003 prior to joining Securify. Mr. Peterschmidt is also a director of Limelight Networks Incorporated where he serves on the audit committee. Mr. Peterschmidt received a B.A. in Political Science from University of Missouri and an M.A. from Chapman College. We believe that Mr. Peterschmidt’s senior executive experience in the information technology industry provides the board with a strategic outlook, technological innovation and global expansion and that his leadership positions in technology companies allow him to provide a valuable management perspective to the compensation committee.

MERCEDES A. WALTON has served as a director of our company since November 2007. Ms. Walton was a member of the board’s corporate governance and business development committees during 2009 and moved to the audit committee from the corporate governance committee in January 2010 to fill the vacancy caused by Mr. Ousley’s resignation upon his appointment as interim chief executive officer. Ms. Walton is chairman and chief executive of Cryo-Cell International, Inc. (Cryo-Cell). She has served as chairman of Cryo-Cell since June 2002, as interim chief executive officer from April 2003 to August 2005 and chief executive officer of Cryo-Cell since September 2005. Prior to joining Cryo-Cell, Ms. Walton served as chief executive officer of Ralston Hill Consulting LLC, a privately held business development and strategic management consulting practice from March 2000 to August 2005. Ms. Walton previously served as president and chief operating officer of Applied Digital Solutions, Inc., and prior to joining Applied Digital Solutions, she was corporate vice president of strategy and business development at AT&T. During her 24-year tenure with AT&T, Ms. Walton held positions in business and consumer operations, global network operations, engineering, marketing and sales and product management. Ms. Walton is a director of Cryo-Cell. Ms. Walton received a B.A. from Smith College and Master degrees from Harvard University and Massachusetts Institute of Technology. We believe that Ms. Walton’s broad executive experience with global companies in the information technology industry provides the board with valuable insight across a broad range of issues critical to our business and that her financial reporting responsibilities qualify her to serve on the audit committee.

PATRICK J. WELSH has served as a director of our company since October 1999 and is chairman of the board’s compensation committee. Mr. Welsh was a co-founder of the private equity investment firm Welsh, Carson, Anderson & Stowe. He has served as a general partner of Welsh, Carson, Anderson & Stowe and affiliated entities since 1979, which collectively are a principal stockholder of our company. Prior to co-founding Welsh, Carson, Anderson & Stowe, Mr. Welsh spent eight years at Citicorp Venture Capital, leaving as president. Mr. Welsh received a B.A. from Rutgers University and a M.B.A. from the University of California at Los Angeles. We believe that Mr. Welsh brings to the board all of the attributes shared by his Welsh, Carson colleague on the board, as described in Mr. McInerney’s biography, and that his over forty years of experience in technology investments give him a unique perspective on the opportunities and challenges faced by Savvis in the global marketplace for customers, market share, talent and innovation. Having served on the boards of scores of Welsh Carson portfolio companies and with Welsh, Carson, Anderson & Stowe’s interests so closely aligned with those of all of our stockholders, he also brings to the compensation committee a keen sense of how best to motivate our executive team while maintaining a sensitivity to stockholder interests.

Corporate Governance

Board of Directors and Committees

Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board of directors for an extended period of time. The board of directors meets regularly during the year to review matters affecting the company and to act on matters requiring the board’s approval. It also holds special meetings whenever circumstances require and may act by unanimous written consent without a meeting.

Our board of directors currently consists of eight directors. James E. Ousley serves as the Chairman of the Board. The board of directors met nine times during 2010, six of which were regularly scheduled meetings. In 2010, the non-employee directors met two times in executive session. All directors attended at least 75% of the meetings of the board of directors and the meetings of the committees on which they served held during the period that they served on the board of directors or such committees. The board currently does not have a policy regarding director attendance at our annual meeting of stockholders, although all directors are encouraged to attend. All of the directors then on the board attended the 2010 annual meeting of stockholders.

Our board of directors has established an audit committee, compensation committee and corporate governance committee. The charters for the audit committee, compensation committee and corporate governance committee are available on our website described below. In addition, the board may from time to time establish special purpose committees. In 2010, there were three such committees—the search committee, charged with conducting a search for an individual to serve as Chief Executive Officer, the capital review committee, charged with reviewing the ways that Savvis obtains and allocates capital, and the business development committee, charged with reviewing potential mergers and acquisitions, divestitures and our related corporate development strategy.

Corporate Governance Documents

Certain documents relating to corporate governance matters are available on our website at www.savvis.com. These documents include, among others, the following:

•	Charter for the audit committee of the board of directors;

•	Charter for the compensation committee of the board of directors;

•	Charter for the corporate governance committee of the board of directors;

•	Charter for the lead independent director;

•	Corporate Governance Guidelines; and

•	Code of Business Conduct and Ethics.

We intend to provide disclosure of any amendments to the Code of Business Conduct and Ethics (which serves as our code of ethics) or waivers of the Code of Business Conduct and Ethics that apply to our chief executive officer or senior financial officers, if any, on our website. Stockholders may also obtain a copy of any of these documents free of charge by email to investorrelations@savvis.com.

Director Independence

Of the eight directors currently serving on the board of directors, the board has determined that Messrs. Dobbs, Heintzelman, McInerney, Peterschmidt and Welsh, Dr. Pellow and Ms. Walton, constituting a majority of the directors, are “independent directors” as defined in the rules of The Nasdaq Stock Market, Inc. (Nasdaq) and pursuant to our Corporate Governance Guidelines. In the course of the board’s determination regarding the independence of each non-employee director, it considered any transactions, relationships and arrangements that each director has had with our company. In particular, the board evaluated for:

•

Messrs. McInerney and Welsh, their relationship with Welsh, Carson, Anderson & Stowe, our company’s largest stockholder (WCAS), their individual holdings in our company’s common stock, and the shareholdings of WCAS entities, and determined that their relationship with WCAS and their ownership interest in our company does not preclude their independence since their interests are ultimately aligned with that of our common stockholders;

•

Mr. McInerney, the annual amount of purchases from us by two companies in which he and his immediate family or he alone owns a majority interest, and determined that the amount paid during 2010 for services that we performed for both entities was approximately $718,855, or less than one percent of the annual revenues of our company; and

•

Dr. Pellow, the significant charitable contributions made by Mr. McInerney to St. John’s University where Mr. McInerney serves as Chairman of the Board of Trustees and where Dr. Pellow serves as Executive Vice President and Chief Operating Officer, and determined that Mr. McInerney’s relationship with St. John’s University, including that the contributions were made by Mr. McInerney personally and not by us and that the size of his personal contributions were not a significant portion of St. John’s University’s overall donations, would not interfere with Dr. Pellow’s exercise of his independent judgment.

All members of the audit, compensation and corporate governance committees must be independent directors as defined by Nasdaq rules and members of the audit committee must also satisfy a separate U.S. Securities and Exchange Commission (SEC) independence requirement.

The board has determined that all members of the audit, compensation and corporate governance committees are independent under the Nasdaq rules. In addition, the board has determined that Mr. Heintzelman, Dr. Pellow and Ms. Walton meet the additional independence standards for audit committee members.

Audit Committee.    Our audit committee consists of Clyde A. Heintzelman, James P. Pellow and Mercedes A. Walton. Mr. Heintzelman serves as chairman of our audit committee. The board has determined that Dr. Pellow is an “audit committee financial expert” as defined by the SEC rules and regulations.

The responsibilities of our audit committee include:

•	engaging an independent registered public accounting firm to audit our financial statements and to perform services related to the audit;

•	reviewing the scope and results of the audit with our independent auditors;

•	considering the adequacy of our internal accounting control procedures; and

•	considering auditors’ independence.

The audit committee held eleven meetings during 2010. The committee’s report is on page 13.

Compensation Committee.    Our compensation committee consists of Thomas E. McInerney, David C. Peterschmidt and Patrick J. Welsh. Mr. Welsh serves as chairman of our compensation committee. The compensation committee is responsible for determining the salaries and incentive compensation of our executive officers and administering our incentive compensation plans. During 2010, our compensation committee engaged an outside independent executive compensation consultant, Frederic W. Cook & Co., Inc., to advise the committee. Additional information on the committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis section below. The compensation committee held seven meetings during 2010. The committee’s report is on page 34.

Compensation Committee Interlocks and Insider Participation. Messrs. McInerney and Welsh are general partners of WCAS and affiliated entities. We have granted Messrs. McInerney, Welsh and individuals and investment funds affiliated with WCAS who own our common stock demand and piggy-back registration rights. In addition, two companies in which Mr. McInerney and his family own a majority interest paid us approximately $718,855 during 2010 for services that we performed. For more information, please see “Certain Relationships and Related Transactions” included in this document. No member of our board’s compensation committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our board of directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our board’s compensation committee.

Corporate Governance Committee.    Our corporate governance committee consists of Randy E. Dobbs, Clyde A. Heintzelman and James P. Pellow. Dr. Pellow serves as chairman of our corporate governance committee. The corporate governance committee is responsible for identifying director nominees for the board and the development and review of our Corporate Governance Guidelines. The committee also oversees the annual self-evaluations of the board and its committees and makes recommendations to the board concerning the structure and membership of the board committees. The corporate governance committee held six meetings during 2010.

The corporate governance committee regularly assesses the appropriate size of the board, whether there are any specific board needs and whether any vacancies on the board of directors are expected. In the event that vacancies are anticipated, or otherwise arise, our corporate governance committee considers various potential candidates for director. In identifying director nominees, the corporate governance committee solicits ideas for possible candidates from a number of sources including members of the board of directors and management. In addition, the corporate governance committee may from time to time use its authority under its charter to retain at our expense one or more search firms to identify candidates. If the corporate governance committee retains a search firm, the firm may be asked to identify possible candidates who meet the desired qualifications expressed in our Corporate Governance Guidelines and may be asked to interview and screen such candidates (including conducting appropriate background and reference checks).

Once director candidates are identified, our corporate governance committee considers all candidates identified and will evaluate each of them based on the same criteria. In evaluating director nominees, the corporate governance committee seeks to achieve a balance of knowledge, experience, diversity and capability on the board. In addition, the corporate governance committee considers it desirable that each member of our board of directors has experience in positions with a high degree of responsibility, be a leader in the companies or institutions with which he or she is affiliated and has the potential to make significant contributions to our company. If a candidate continues to be of interest to our corporate governance committee after the initial review process, the members of our corporate governance committee will interview the candidate, and later interviews will be conducted by additional board members and senior management. The corporate governance committee will have background and reference checks conducted and will then meet to finalize its list of recommended candidates for the board’s consideration.

We do not have a formal policy with regard to the consideration of any director candidates recommended by stockholders. Despite not having a formal policy, the corporate governance committee will consider stockholder recommendations, provided that the recommendation contains sufficient information for the corporate governance committee to assess the suitability of the candidate, including the candidate’s qualifications. The general qualifications and specific qualities and skills for directors are set forth in our Corporate Governance Guidelines. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by directors and management receive. Stockholders who wish to recommend candidates for the board should send such recommendations to SAVVIS, Inc., Corporate Secretary, 1 Savvis Parkway, Town & Country, Missouri 63017. The corporate governance committee has full discretion in considering its nominations to the board.

Board Leadership Structure and Role in Risk Oversight

The Company’s Corporate Governance Guidelines establish a general principle that the Chairman and the Chief Executive Officer roles be occupied by different individuals. When Mr. Ousley was serving in an interim capacity, the corporate governance committee concluded at its February 25, 2010 meeting that the benefit to the company of continuity in the chairman position during the management transition period following the former CEO’s departure outweighed any related disadvantage and had aided the board’s oversight of management.

In considering Mr. Ousley’s appointment as Chief Executive Officer, the Board considered whether Mr. Ousley should continue as Chairman in addition to his service as Chief Executive Officer. The Board noted that there are no prohibitions in Nasdaq or SEC rules against combining the CEO and Chair roles. The Board acknowledged that, in this case, it makes sense to combine the roles since Mr. Ousley has served as Chair since 2006 and as Interim CEO for several months, and he understands the Board’s expectations and its functioning. The Board noted that it is pleased with Mr. Ousley’s performance in both roles, and he has demonstrated a unique perspective and ability to communicate with the Board and management. The Board therefore concluded that it is appropriate for Mr. Ousley to serve as both Chairman and Chief Executive Officer.

In connection with its determination that it is appropriate for Mr. Ousley to serve as both Chairman and Chief Executive Officer, the Board amended its Corporate Governance Guidelines to provide that if the positions of Chairman of the Board and Chief Executive Officer are held by the same person, then the Board will elect a lead independent director to serve in accordance with a charter adopted by the board of directors. In accordance with the revised Corporate Governance Guidelines, the Board appointed Dr. Pellow as lead independent director and adopted a related charter on March 8, 2010. As lead independent director, Dr. Pellow’s responsibilities include presiding at executive sessions of the independent directors, calling meetings of the independent directors, approving meeting agendas and meeting schedules, approving the quality, quantity and timeliness of information sent to the board, serving as the principal liaison between the independent directors and the Chairman, and such other duties and responsibilities as the board of directors may determine. A more detailed description of the roles and responsibilities of the lead independent director is available on our website.

The board of directors retains ultimate responsibility for the oversight of risk. Under the current audit committee charter, the audit committee is charged with “assisting the Board of Directors with its oversight of the risk management function” and meeting “periodically with management, internal audit staff and the independent auditor to review the Company’s major financial, significant compliance and significant operating risks and the risk mitigation programs for significant risk that management has put in place to monitor and control such risks.” The Director of Internal Audit reports directly to the audit committee on matters of risk (with a dotted line to our Chief Financial Officer) and thus helps the audit committee fulfill its responsibilities to the board under its charter. In addition, the Chief Financial Officer, with day-to-day risk management responsibilities, reports to the Chief Executive Officer, with access to the audit committee or board as needed.

Communications with Board of Directors

The board of directors provides a process for stockholders to send communications to the board or any of the directors. Stockholders may send written communications to the board or any of the directors c/o Corporate Secretary, SAVVIS, Inc., 1 Savvis Parkway, Town & Country, Missouri 63017. The Corporate Secretary, or the Corporate Secretary’s designee, will review all such correspondence to determine that the substance of the correspondence relates to the duties and responsibilities of the board or individual board member before forwarding the correspondence to the intended recipient. Spam, junk mail, solicitations, and hostile, threatening, illegal or similarly unsuitable material will not be forwarded to the intended recipient and, if circumstances warrant, may be forwarded to our security staff. Any communication that is not forwarded may be made available to the intended recipient at his or her request. The information on this process is also contained on our website at www.savvis.com.

Director Compensation

The following table provides compensation information for 2010 for each member of our board of directors, who was not an employee of our company in 2010.

Name	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
John D. Clark(1)	$65,000	$59,987	—	—	—	$124,987
Randy E. Dobbs(1)	20,000	—	—	—	—	20,000
Clyde A. Heintzelman	60,000	59,987	—	—	—	119,987
Thomas E. McInerney	55,000	59,987	—	—	—	114,987
James P. Pellow	75,000	59,987	—	—	—	134,987
David C. Peterschmidt	55,000	59,987	—	—	—	114,987
Mercedes A. Walton	50,000	59,987	—	—	—	109,987
Patrick J. Welsh	45,000	59,987	—	—	—	104,987

1)	Mr. Dobbs was elected to the Board of Directors effective November 30, 2010, following the resignation of Mr. Clark in September 2010.

2)	Represents the aggregate cash annual retainer, committee fees and chairman fees, as applicable, for each non-employee director. For more information, see “—Cash Compensation” below.

3)	Each of our non-employee directors received a grant of $59,987 in the form of restricted stock awards. The restricted stock awards were determined based on the fair market value of our common stock on the grant date ($18.67 per share) and were awarded on the date of our 2010 annual stockholders meeting. The restricted stock awards vest on the first anniversary of the date of grant. At fiscal year end, each of Messrs. McInerney, Peterschmidt and Welsh and Ms. Walton held 4,413 shares of unvested restricted stock; each of Mr. Heintzelman and Dr. Pellow held 3,213 shares of unvested restricted stock. Mr. Clark resigned as a member of the Board of Directors effective September 8, 2010 and as a result all unvested shares were forfeited to the Company.

4)	At fiscal year end, the aggregate number of option awards outstanding for each director was as follows: Mr. Heintzelman 16,938; Mr. McInerney 11,938; Dr. Pellow 20,938; Mr. Peterschmidt 11,938; Ms. Walton 11,938; and Mr. Welsh 11,938. Mr. Clark forfeited all unvested options as a result of his resignation.

Cash Compensation

During 2010, we paid each of our non-employee directors the following cash compensation:

	Director Fees
Annual Retainer
Board Retainer	$30,000
Committee Member	$10,000
Board Chairman	$90,000	(1)
Audit Committee Chair	$20,000
Governance Committee Chair	$15,000
Compensation Committee Chair	$15,000
Business Development Committee Chair	$15,000
Capital Review Committee Chair	$15,000
Search Committee Chair	$15,000

(1)	Upon Mr. Ousley’s appointment as CEO, it was determined by the board that he would not be eligible for any annual compensation as board chairman or for service on any board committees.

We also reimbursed our non-employee directors for their reasonable expenses in connection with attending board meetings.

Equity Compensation

Each of our non-employee directors received a grant of $59,987 in the form of restricted stock awards. The restricted stock awards were determined based on the fair market value of our common stock on the grant date and were awarded on the date of our 2010 annual stockholders meeting. The restricted stock awards vest on the first anniversary of the date of grant.

AUDIT COMMITTEE MATTERS

Audit Committee Report for Fiscal Year 2010

In accordance with its written charter adopted by the board of directors, the audit committee of the board assists the board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. In addition, the audit committee is responsible for overseeing the company’s implementation of the internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee has reviewed and discussed the company’s audited financials for the fiscal year ended December 31, 2010, with our management. The audit committee has discussed with Ernst & Young LLP, our independent registered public accounting firm during fiscal year 2010, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and restated by the Public Accounting Oversight Board (PCAOB) in Rule 3200T. The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with Ernst & Young LLP its independence. Based on the review and discussions described above, the audit committee recommended to the board of directors that the company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by the Audit Committee,

Clyde A. Heintzelman (Chairman)

James P. Pellow

Mercedes A. Walton

APPROVAL OF THE SAVVIS, INC. 2011 OMNIBUS INCENTIVE PLAN

(Proposal 2)

The board of directors is proposing for stockholder approval the SAVVIS, Inc. 2011 Omnibus Incentive Plan, which we refer to as the 2011 Plan and which is included as Annex A to this proxy statement. The following summary of certain provisions of the 2011 Plan is qualified by reference to the text of the 2011 Plan.

For the past seven years, we have used the 2003 Incentive Compensation Plan, as amended and restated, which we refer to as the 2003 Plan, as a means of attracting, retaining, motivating and rewarding officers, other employees and consultants and further aligning their interests with those of our stockholders. As of March 25, 2011, there were fewer than 1,368,620 shares of common stock remaining available for grant under our 2003 Plan and 1999 Stock Option Plan. In light of the share depletion under existing plans and the changes to the legal, regulatory and tax regimes governing equity incentive plans, the compensation committee of the board of directors undertook a review of the current 2003 Plan, which was most recently amended in 2009 with stockholder approval. On February 24, 2011, upon recommendation of the compensation committee, the board adopted the 2011 Plan, subject to approval by the stockholders. The 2011 Plan authorizes the issuance of up to 8,000,000 shares of our common stock, par value $0.01 per share, inclusive of shares remaining unused under the 2003 Plan and the 1999 Stock Option Plan, with each stock option and stock appreciation right counting as one share for each share granted and each full-value award (such as restricted stock, restricted stock units or other share-based awards) counting as 1.64 shares for every share granted.

Delaware law does not require that we obtain stockholder approval for the 2011 Plan. However, stockholder approval is required in order to continue to list our common stock for trading on the Nasdaq Stock Market. Stockholder approval is also necessary in order to maximize the deductibility for federal income purposes of the compensation provided under the 2011 Plan and to grant stock options that qualify as incentive stock options for federal income tax purposes. If stockholders do not approve the 2011 Plan, the 2011 Plan will not be implemented. In that event, we may continue to grant equity, equity-linked and other performance-based compensation to the extent available under the 2003 Plan and the 1999 Stock Option Plan. We may also consider other forms of non-equity compensation.

General

Our board of directors believes that our growth depends significantly upon the efforts of our officers and key employees and that such individuals are best motivated to put forth maximum effort on our behalf if they possess an equity interest. The board of directors is committed to creating and maintaining a compensation system based to a significant extent on grants of equity-based incentive awards. The board of directors considers equity-based incentives an important component of its efforts to attract and retain talented individuals and an increasing need as we require additional executive talent. In addition, the board of directors believes that equity grants help us to attain our long-term goals by linking the compensation of key employees to stockholder returns.

The 2011 Plan:

•	provides the compensation committee with flexibility to grant awards that can be administered to carry out the purposes of the plan and

•

enables the committee to keep pace with changing developments in management compensation and remain competitive with those companies that offer creative incentives to attract and retain officers, employees and consultants.

The 2011 Plan was adopted as part of a continuing program of incentive compensation first adopted by the board in 1999, when the board adopted the 1999 Stock Option Plan. The 1999 Stock Option Plan was supplemented in 2003 by the 2003 Plan, which was most recently amended with stockholder approval in 2009 to increase the authorized shares under the 2003 Plan by 2.2 million and to authorize an exchange offer for employee stock options with an exercise price per share greater than $17.85 granted prior to May 29, 2008 that resulted in cancellation of approximately 4.0 million of stock options and grant of 3.0 million new options.

Description of the Plan

Administration.    The 2011 Plan is administered by the compensation committee of the board of directors, or by such other committee as the board may determine. Subject to the terms of the plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan. The compensation committee may delegate its duties to subcommittees. It may also delegate to an executive officer the authority to make awards within prescribed parameters to non-officers. All of the members of the compensation committee have been determined by the board to be independent under the Nasdaq listing standards.

Common Stock Reserved for Issuance under the Plan.    The common stock underlying awards issued or to be issued under the 2011 Plan consists of authorized but unissued shares and treasury shares. To the extent any shares covered by an award under the 2011 Plan or certain prior plans are not purchased or are forfeited, or to the extent an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2011 Plan. Stock tendered or withheld for the payment of the acquisition price or tax withholding in connection with the grant, exercise or settlement of an award as well as the shares reacquired using cash proceeds from the exercise of stock options will also again be available for future awards. Available shares under equity plans assumed from companies that we acquire may be added to the shares available for awards under the 2011 Plan to eligible individuals who were not company employees immediately before the acquisition date, and awards under the 2011 Plan in substitution for outstanding awards under assumed plans may be made without reducing the shares available under the 2011 Plan.

Eligibility.    Awards may be made under the 2011 Plan to employees, officers and directors of or consultants or advisors to the company or any of our affiliates, including any such person who is an officer or director of us or of any affiliate, any outside director of the company, and to any consultant or advisor who provides services to the company or any of our affiliates. At December 31, 2010, we had approximately 2,440 employees and 8 directors.

Amendment or Termination of the Plan.    The board of directors may terminate or amend the plan at any time and for any reason. The 2011 Plan shall terminate in any event ten years after its effective date. Amendments will be submitted for stockholder approval to the extent stated by the board of directors or required by the Internal Revenue Code, the Nasdaq listing rules or other applicable laws, rules or regulations. No amendment, suspension or termination of the plan may impair a grantee’s rights or obligations under any award previously awarded under the plan without such grantee’s consent.

Options.    The 2011 Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

The exercise price of each stock option is generally granted at fair market value of our common stock on the date of grant, although stock options may be granted with an exercise price more than fair market value. The fair market value is generally determined as the closing price of the common stock on The Nasdaq Stock Market, Inc. on the day before the grant date. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that the company grants in substitution for options held by employees of companies that the company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The term of each stock option is fixed by the compensation committee and may not exceed 10 years from the date of grant. In the event that on the last business day of the term of an option (i) the exercise of the option, other than an incentive stock option, is prohibited by applicable law or (ii) shares may not be purchased or sold by certain employees or directors of the Company due to a “lock-up” agreement or undertaking in connection with an issuance of securities of the Company or the “black-out period” of a Company policy, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition or lock-up agreement or black-out period. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee.

In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of common stock, or by means of a broker-assisted cashless exercise. The cashless exercise method may only be used if specified in the award agreement for the option or with the express prior approval of the compensation committee.

Other Awards.    The compensation committee may also award:

•

restricted stock, which are shares of common stock generally possessing voting rights which are subject to restrictions, which restrictions may lapse separately or in combinations at such time or times, in installments or otherwise, as the compensation committee may deem appropriate;

•

restricted stock units, which are rights to future delivery of shares of common stock generally not possessing voting rights which are subject to restrictions, which restrictions may lapse separately or in combinations at such time or times, in installments or otherwise, as the compensation committee may deem appropriate;

•

dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock, with respect to certain awards;

•

stock appreciation rights, which are a right to receive a number of shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee;

•	other share-based awards, which are awards valued in whole or in part by reference to shares of the company; and

•

performance and annual incentive awards, ultimately payable in common stock, cash, other awards or other property, as determined by the compensation committee. The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria (described below). The compensation committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. Awards to individuals who are covered under Section 162(m) of the Internal Revenue Code, or who the compensation committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the extent that the compensation committee so designates. Such employees include the chief executive officer and the four highest compensated executive officers (other than the chief executive officer and the chief financial officer) determined at the end of each year (the “covered employees”).

Effect of Certain Corporate Transactions.    Certain change of control transactions involving us, such as a sale of our company, may cause awards granted under the 2011 Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction. If awards are continued or substituted following a change of control transaction, they will vest in full in the event of a termination within 24 months of the change of control.

Minimum Vesting Period.    The minimum vesting period for restricted stock, restricted stock units and other share-based awards is three (3) years, with limited exceptions for non-employee grants, performance shares and for grants of up to 10% of the shares authorized under the 2011 Plan.

Adjustments for Stock Dividends and Similar Events.     The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2003 Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits and other similar events. The adjustments will be made with the intention of preserving the economic benefit of the outstanding awards.

Clawback Provisions.    The 2011 Plan permits the compensation committee to provide in award agreements that, in event of a financial restatement, outstanding awards will be cancelled and we may recapture realized option or stock appreciation right gains and realized value for vested restricted stock or restricted stock units or earned performance awards within a defined period preceding such financial restatement.

Assignability.    Awards granted under the 2011 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of awards for the benefit of immediate family members of grantees to help with estate planning concerns.

Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Internal Revenue Code (Section 162(m)) limits publicly-held companies such as our company to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2011 Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(1)	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(2)	the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(3)	the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote, and if the plan gives the compensation committee the discretion to select from a menu of performance goals or set the metrics to be used with a performance goal, the such goals must be subject to a shareholder vote at least once every five years; and

(4)	the compensation committee must certify before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (1) above) is deemed satisfied, and the certification requirement (summarized in (4) above) is inapplicable, if the grant or award is made by the compensation committee, the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

The 2011 Plan sets forth certain business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria), which will be used exclusively by the compensation committee in establishing performance goals. The business criteria include a number of metrics, such as total stockholder return and the following other factors:

• net income	• comparisons with various stock market indices	• pretax earnings	• total stockholder return as compared to a publicly available index such as the Standard & Poor’s 500 Stock Index
• operating margin	• ratio of debt to stockholders’ equity	• earnings per share	• earnings before interest expense and taxes, or before interest expense, taxes, depreciation and amortization
• return on equity	• return on investment	• operating earnings	• pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items
• working capital	• revenue, revenue growth or product revenue growth	• net sales	• return on capital including return on total capital and return on invested capital
• operating income (before or after taxes)	• return on assets or net assets	• sales or licenses of the Company’s assets	• appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company
• gross profits	• cash capital expenditures	• reductions in costs	• co-development, co-marketing, profit sharing, joint venture or other similar arrangements
• cash margin	• cash flow return on investment	• capital expenditures	• improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable
• gross margin	• cash flow or cash flow per share (before or after dividends)	• debt reduction

•    establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors)

• stockholders equity	• market share	• customer satisfaction	• strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property
• customer growth	• year-end cash	• operating efficiencies	• supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products)

• employee satisfaction	• financial ratios, including those measuring liquidity, activity, profitability or leverage	• cost of capital or assets under management

•    implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures

• factoring transactions	• economic value-added models or equivalent metrics	• recruiting and maintaining personnel	• financing and other capital raising transactions (including sales of the Company’s equity or debt securities or through partnering transactions)

Under the Internal Revenue Code, a director is an “outside director” of the company if he or she is not a current employee of the company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the company in any capacity other than as a director. The maximum number of shares of common stock subject to options or stock appreciation rights that can be awarded under the 2011 Plan to any person is 2,000,000 per 36 month period. The maximum number of shares of common stock subject to restricted stock awards, restricted stock units, performance awards and other share-based awards intended to comply with the performance-based exception of Section 162(m) is 500,000 in a year. Additionally, the maximum dollar value that may be earned for each 12 months in a performance period for any performance award intended to comply with the performance-based exception of Section 162(m) is by any one person is $7,000,000.

Foreign Employees.    Awards having different terms may be made to employees in foreign jurisdictions where necessary or appropriate to comply with applicable local law or reflect prevailing local compensation and benefits practices.

Federal Income Tax Consequences

Incentive Stock Options.     The grant of an incentive stock option will not be a taxable event for the grantee or for the company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Options.    The grant of an option will not be a taxable event for the grantee or the company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Restricted Stock.    A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture).

However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income. Dividend payments on unvested restricted stock are treated as compensation income unless the grantee has made a Section 83(b) election.

Unrestricted Stock.    A grantee who is awarded unrestricted shares will recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares of common stock. We will generally be allowed a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code.

Stock Units.    There are no immediate tax consequences of receiving an award of non-discounted stock units under the 2011 Plan. A grantee who is awarded non-discounted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights.    Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights.    There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2011 Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards.    The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Internal Revenue Code Sections 409A and 280G

Section 409A of the Internal Revenue Code provides that deferred compensation that is not structured to satisfy Section 409A may result in accelerated federal income taxation, a 20% penalty tax applied in addition to federal income tax otherwise owed and, potentially, interest for any underpayment of tax at the ordinary underpayment rate plus one percentage point. Stock options granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant and stock appreciation rights with a grant price equal to the fair market value of the underlying common stock on the date of grant are generally exempt from the application of Section 409A if they do not contain deferral features. Similarly, restricted stock, restricted stock units and other equity-linked instruments that do not contain deferral features are not subject to Section 409A. In addition, Section 280G of the Internal Revenue Code provides that to the extent that payments which are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% nondeductible excise tax on the employee and the company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Plan Benefits

No determination has been made with respect to the grant of any awards under the 2011 Plan. In addition, the benefits or amounts which would have been received by participants in the last completed fiscal year, if the plan had been in effect, are not determinable. On March 25, 2011, the closing market price of the Company’s common stock was $35.49.

Vote Required

The affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote, is required to approve the 2011 Plan. Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 2 to approve the 2011 Plan.

The board of directors recommends a vote “FOR” the approval of the 2011 Plan.

APPROVAL OF AN AMENDMENT TO THE SAVVIS, INC. 2011 EMPLOYEE STOCK PURCHASE PLAN

(Proposal 3)

The SAVVIS, Inc. 2011 Employee Stock Purchase Plan (the “ESPP”) is intended to provide a convenient and practical means by which employees may participate in stock ownership of the Company with the goal of increasing employees’ interest in our growth and success and encouraging employee retention. The ESPP is also intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). An aggregate of 400,000 shares were originally reserved for issuance under the ESPP. As of March 25, 2011, only 83,785 shares were available for purchase under the ESPP.

The board believes that the ESPP promotes the interests of the company and its shareholders by encouraging employees to become shareholders, and therefore promotes our growth and success. The board also believes that the opportunity to acquire a proprietary interest in the success of the company through the acquisition of shares of common stock pursuant to the ESPP is an important aspect of our ability to attract and retain highly qualified and motivated employees. The board believes that it is desirable and in the best interests of the company and its shareholders to continue to provide employees of the company and its participating subsidiaries with benefits under the ESPP and that additional shares must be reserved for use under the ESPP in order to do so. Accordingly, on February 24, 2011, at the recommendation of the compensation committee, the board approved, subject to shareholder approval, adoption of the ESPP. A copy of the ESPP, as proposed to be adopted, is attached to this proxy statement as Annex B.

Shareholders are being asked to approve adoption of the ESPP because shareholder approval is a requirement for qualification as an “employee stock purchase plan” under section 423(b) of the Internal Revenue Code. If we do not receive shareholder approval, the amendment will not be implemented but we may continue to operate the ESPP under its existing terms until shares are no longer available.

The following description of the ESPP is a summary of certain provisions and is qualified in its entirety by reference to Annex B.

Description of the ESPP

Eligibility.    All active employees of the Company and its participating affiliates are eligible to participate in the ESPP, except the following:

•	an employee who has been employed by the Company or any of its participating Affiliates for less than three months;

•	an employee whose customary employment is for less than five months in any calendar year;

•	an employee whose customary employment is 20 hours or less per week;

•

an employee who, after exercising his or her rights to purchase shares under the ESPP, would own shares representing five percent or more of the total combined voting power or value of all classes of stock; and

•	an employee who cannot participate in the ESPP in compliance with applicable foreign law without violating the requirements of Section 423(b) of the Code.

Approximately 2,440 employees are currently eligible to participate in the ESPP.

Administration.    The board has delegated to the compensation committee all authority for administration of the ESPP. The compensation committee has the authority, subject to applicable tax law and regulation, to interpret the ESPP, to prescribe, amend and rescind rules relating to the ESPP, and to make all other determinations necessary or advisable in administering the ESPP, all of which determinations will be final and binding upon all persons.

Shares Subject to the Plan.    Subject to adjustment under the ESPP, the aggregate number of shares available for purchase under the ESPP is 1 million.

ESPP Offerings.    The ESPP is implemented by a series of quarterly withholding periods. An employee may purchase shares only through payroll deductions permitted under the ESPP. Payroll deductions must not be more than 10% of the participant’s eligible compensation.

No participant may purchase in any one calendar year under the plan shares of common stock having an aggregate fair market value in excess of $25,000, determined, as to shares of common stock purchased during each withholding period in such calendar year, as of the first trading day of such withholding period.

An employee may terminate participation in the ESPP by written notice to the Company submitted no later than 15 days prior to the last day of a withholding period. An employee may not reinstate participation in the ESPP with respect to a particular offering after once terminating participation in the ESPP with respect to that offering, but, if eligible, may participate in subsequent offerings. Generally, upon termination of an employee’s participation in the ESPP, all amounts deducted from the employee’s pay that had not yet been used to purchase shares shall be returned to the employee. The rights of employees under the ESPP are not transferable.

Purchase Price.    The price at which shares may be purchased in an offering is 85 percent of the fair market value of a share of common stock on the last date of the applicable withholding period. The fair market value of a share of common stock on any date is the closing price on The Nasdaq Stock Market.

Foreign Offerings.    Offerings on different terms may be made to employees in foreign jurisdictions where necessary or appropriate to comply with applicable local law or reflect prevailing local compensation and benefits practices.

Termination and Amendment.    The board may terminate the ESPP at any time, provided that such termination will not impair vested rights under the ESPP. The ESPP will terminate when all of the shares reserved under the ESPP have been issued, or if earlier, on February 24, 2021. The ESPP may also terminate in connection with a change of control.

Tax Consequences

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under the Code, employees will not recognize taxable income or gain with respect to shares purchased under the ESPP either at the offering date or the purchase date of an offering. If an employee disposes of shares purchased under the ESPP more than two years after the offering date, or in the event of the employee’s death at any time, the employee or the employee’s estate generally will be required to report as ordinary compensation income for the taxable year of disposition or death an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of disposition or death over the applicable purchase price, or (b) 15 percent of the fair market value of the shares on the offering date. In the case of such a disposition or death, the Company will not be entitled to any deduction from income. Any gain on the disposition in excess of the amount treated as ordinary compensation income generally will be capital gain.

If an employee disposes of shares purchased under the ESPP within two years after the offering date, the employee generally will be required to report the excess of the fair market value of the shares on the purchase date over the applicable purchase price as ordinary compensation income for the year of disposition. If the disposition is by sale, any difference between the fair market value of the shares on the purchase date and the disposition price generally will be capital gain or loss. In the event of a disposition within two years after the offering date, subject to certain limitations such as the $1,000,000 cap on deductibility under Section 162(m) of the Code, the Company generally will be entitled to a deduction from income in the year of such disposition equal to the amount the employee is required to report as ordinary compensation income.

Purchases Under the ESPP

The following table indicates shares purchased under the ESPP during the last fiscal year by the named executive officers, by all executive officers as a group and by all employees (excluding executive officers) as a group (directors are not eligible to participate):

Shares Purchased in Fiscal 2010
Name and position	Dollar value(2)	Number of shares
James E. Ousley, Chairman and Chief Executive Officer	—	—
William D. Fathers, President	—	—
Gregory W. Freiberg, Senior Vice President, Chief Financial Officer	—	—
Jeffrey H. Von Deylen, Senior Vice President, Global Operations and Client Services	—	—
James D. Mori, Senior Vice President, Americas Sales	—	—
All Executive Officers, as a group(1)	$2,065.41	737
All Employees, excluding Executive Officers	$171,263.83	62,295

(1)	Includes James E. Ousley, William D. Fathers, Gregory W. Freiberg, Jeffrey H. Von Deylen, James D. Mori, Bryan S. Doerr, Paul S. Hott and Peter J. Bazil.

(2)	“Dollar Value” equals the difference between the price paid for shares purchased under the ESPP and the fair market value of the shares on the date the shares were purchased.

On March 25, 2011, the closing market price of the Company’s common stock was $35.49.

Vote Required

The affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote, is required to approve the ESPP. Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 3 to approve the ESPP.

The board of directors recommends a vote “FOR” the approval of the ESPP.

APPROVAL OF AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Proposal 4)

Recently enacted federal legislation and regulations require that we hold a non-binding stockholder vote on the executive compensation of our named executive officers as described in this proxy statement (commonly referred to as “Say-on-Pay”) in 2011 and at least once every three years thereafter.

We encourage shareholders to review the Compensation Discussion and Analysis on pages 27 to 45 and the accompanying narrative and tabular information. Our executive compensation program underpins and reinforces exceptional performance and the stockholder returns such performance generates. In designing our program, we seek to balance stewardship of our stockholders’ resources with incentivizing executives to dedicate themselves to creation of stockholder value. In implementing these goals, we utilized the following practices:

•

our compensation committee sets an objective to establish total target executive compensation between the 50th and 75th percentile of competitive market practices and we consistently fall within that range;

•	a significant portion of each executive’s compensation is in the form of equity awards;

•	other than initial grants, all equity awards to our executives are in the form of either performance-based awards or long-term awards that vest over a number of years; and

•

target awards under our annual incentive plan for 2010 were paid 50% in common stock to align the interests of our executive officers with that of stockholders, and the 2011 annual incentive plan will further this approach by paying 100% of target awards in common stock.

The board has approved our executive compensation program and recommends that the stockholders approve the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described under “Executive Compensation”, including the Compensation Discussion and Analysis and the accompanying tabular and narrative disclosure contained in this Proxy Statement dated April 1, 2011.

Because the vote is advisory, the outcome will not be binding upon the board or the compensation committee, will not affect prior decisions of the company, the board or the compensation committee, will not change the fiduciary duties of any member of the board or compensation committee and neither the board nor the compensation committee will be required to take any action as a result of the outcome of the vote on this proposal. The compensation committee will, however, carefully consider the outcome of the vote when considering future executive compensation arrangements.

The board of directors recommends a vote “FOR” the approval of the executive compensation of our named executive officers as described in this proxy statement under “Executive Compensation”.

Vote Required

The affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote, is required for advisory approval of the compensation of our named executive officers.

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(Proposal 5)

Recently enacted federal legislation (Section 14A of the Exchange Act) requires that we hold a non-binding stockholder vote on executive compensation in 2011 and at least once every three years thereafter and that we conduct a separate, non-binding stockholder vote in 2011 and at least once every six years thereafter to advise on whether we should hold an advisory vote on the executive compensation of our named executive officers every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter.

The board has determined that an advisory vote on executive compensation every two years is the most suitable frequency for such a vote based on the following considerations:

•	providing sufficient time for the benefits of our incentive programs to become clear;

•	providing stockholders a regular voice on executive compensation;

•	requiring less administrative time and cost than an annual vote by limiting the effort and cost of holding a stockholder vote; and

•	facilitating retention of institutional knowledge regarding the advisory vote on executive compensation to a greater degree than a triennial vote would permit.

Because the vote is advisory, the outcome will not be binding upon the board or the compensation committee will not affect prior decisions of the company, the board or the compensation committee, will not change the fiduciary duties of any member of the board or compensation committee and neither the board nor the compensation committee will be required to take any action as a result of the outcome of the vote on this proposal. The board and the compensation committee will, however, carefully consider the outcome of the vote when considering its policy on the frequency of future votes on executive compensation arrangements.

The board of directors recommends a vote of “TWO YEARS” for the frequency of stockholder advisory votes on the approval of the executive compensation of our named executive officers as described in this proxy statement under “Executive Compensation”.

Vote Required

Approval of the advisory vote on the frequency of future votes to approve the executive compensation will be determined by whichever of the choices—annually, every other year or every three years—receives a plurality of votes cast.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal 6)

The audit committee of the board of directors has appointed the firm of Ernst & Young LLP (E&Y) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011, subject to ratification of this appointment by our stockholders. E&Y was first appointed in March 2003. E&Y audited our financial statements at, and for the year ended, December 31 of each year since the appointment. E&Y also audited our internal control over financial reporting as of December 31, 2010, and provided an opinion as to the effectiveness of our internal control over financial reporting as of that date. E&Y is considered by management to be well qualified. The firm has advised us that neither it nor any of its members has any direct or material indirect financial interest in our company.

As a matter of good corporate governance, the audit committee submits its selection of the independent registered public accounting firm to our stockholders for ratification. If the selection of Ernst & Young LLP is not ratified by the majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the audit committee will review its future selection of an independent registered public accounting firm in the light of that vote result.

Aggregate fees billed to the company for the fiscal years ended December 31, 2010, and 2009, by E&Y and its affiliates were as follows:

	Fiscal year ended December 31
	2010	2009
Audit Fees(1)	$1,077,887	$1,144,519
Audit-Related Fees(2)	332,000	350,111

Total Audit and Audit-Related Fees	1,409,887	1,494,630
Tax Fees(3)	98,282	115,329
All Other Fees	—	—

Total Fees	$1,508,169	$1,609,959

(1)	Audit fees represent fees for professional services rendered in connection with the engagement to audit the annual consolidated financial statements, review of our quarterly consolidated financial statements, perform statutory audits required for certain subsidiaries and the audit of our internal control over financial reporting.

(2)	Audit-related fees consisted primarily of fees related to our public offerings in addition to accounting and reporting research and consultations and SAS 70 services.

(3)	Includes fees for tax consulting services, tax compliance services, and preparation of foreign tax filings.

The audit committee of the company has adopted a policy to require pre-approval of all audit, audit-related and non-audit services provided by the company’s principal accounting firm. The Chairman of the audit committee has also been delegated the authority to pre-approve services of up to an aggregate of $100,000 per instance. All the services in 2010 in the table above were pre-approved by the audit committee or were, in the aggregate, less than $100,000, and thus were pre-approved by the Chairman of the audit committee.

One or more representatives of E&Y will be present at the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Vote Required.    Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP for the fiscal year ending December 31, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We discuss the effect of our company’s performance and the effect of other factors on 2010 compensation decisions below. This Compensation Discussion and Analysis provides information regarding (1) the overall structure of our executive compensation program; (2) components of our executive compensation program for our named executive officers; and (3) the process, substance of, and rationale for individual decisions concerning compensation of our named executive officers during 2010.

Our named executive officers for 2010 were Philip J. Koen, James E. Ousley, William D. Fathers, Gregory W. Freiberg, James D. Mori, and Jeffrey H. Von Deylen. Mr. Koen served as our Chief Executive Officer (CEO) until his resignation on January 8, 2010. The terms of Mr. Koen’s separation are discussed under “Potential Payments Upon Termination or a Change in Control—Individual Agreements.” Mr. Ousley, Chairman of the Board, was appointed as our interim CEO immediately after Mr. Koen’s resignation and served in an interim CEO capacity until appointed to Chairman of the Board and CEO on March 8, 2010.

Objectives of our Compensation Program

The fundamental objectives of our executive compensation program are to compensate executives in a way that advances both the short- and long-term interests of our stockholders while enabling our company to attract and retain executive management talent. We approach these objectives through three key components:

•	a cash-based salary component, reviewed annually by our compensation committee based on the individual performance of the executive and a review of our peer group;

•

an annual bonus, in the form of cash and/or stock, with the percentage target of base salary reviewed annually against our peer group and payable upon the achievement of corporate financial performance objectives and the individual performance of the executive; and

•	a long-term equity component that provides for annual grants of long-term equity compensation, in the form of stock options and performance- and service-based restricted stock units.

We endeavor to design short-term and long-term incentive plans that reward performance based on achievement of different, but complementary, financial and strategic objectives. In setting these goals, the committee considers our company’s performance against key performance metrics of the companies identified in our peer group described below. We believe that a balanced approach to compensation decisions motivates management’s efforts to drive positive outcomes in both the current and future environments and mitigates the risk that any one incentive could lead executive officers to take actions that are not in our best interests.

Setting Executive Compensation

Role of Compensation Committee and Executive Officers

Our compensation committee’s primary duties and responsibilities are to establish and implement our compensation policies and programs for executive officers. The compensation committee’s charter, which can be found on our website at www.savvis.com, lists the specific responsibilities of the committee. The primary duties of the committee with regard to executive compensation are to annually review and assess the policies, practices and structures for the compensation of executive officers, including determining appropriate base salary, bonuses and equity awards for these officers. The compensation committee reviews its charter annually and submits any recommended changes to our board of directors for approval before being implemented.

Our compensation committee reviews and specifically approves all compensation decisions for all executive officers, including our named executive officers. Our Vice President—Human Resources works closely with our compensation committee, both in providing information and analysis for review, and in advising the committee concerning compensation decisions, except as it relates specifically to his own pay. Our Chairman and CEO, Mr. Ousley, Mr. Koen (during his tenure as CEO), and other members of our senior management may be invited to attend all or a portion of a compensation committee meeting, from time to time, depending on the nature of the agenda items. Neither Mr. Ousley, after his assumption of interim CEO or CEO duties, Mr. Koen, nor any other member of management votes on items before the compensation committee. However, each of Mr. Ousley and Mr. Koen has made compensation recommendations for the other named executive officers and those executives reporting directly to him. In addition, the compensation committee solicited the views of Mr. Koen and Mr. Ousley on compensation matters, especially as they related to the compensation of the other named executive officers and those executives reporting directly to him.

Role of Compensation Consultants

During 2010, our compensation committee engaged an outside independent executive compensation consultant, Frederic W. Cook & Co., Inc., to advise the committee. Our compensation committee utilized this outside consultant during 2010 to provide information regarding market compensation and practices and to assist the committee in the review and evaluation of such compensation and practices. The compensation consultant also worked with our Vice President—Human Resources and supporting personnel to obtain background information and related support in preparing its report for the compensation committee. Following the committee’s retention of the consultant and the committee’s receipt of the consultant’s recommendations in 2010, the Company engaged the consultant to assist with an analysis of compensation practices at our peer group companies. Additionally, the consultant provided an advisory review for the Company related to equity compensation administration specific to our May 2011 stockholder proposals for a new 2011 Omnibus Incentive Plan and share requests, which was reviewed by the committee and by our board of directors. Other than these limited, specific engagements, the consultant provided no other services to our company.

Peer Group for Determining Executive Compensation

In determining actual compensation levels during 2010, our compensation committee considered all components of our compensation program together, rather than focusing on any one component in isolation. If a particular component causes an individual officer’s compensation package to fall outside of what the committee subjectively believes to be reasonable for that executive under the circumstances, future adjustments, either to that component or another component of compensation will be considered.

The committee’s views are informed by data from a peer group provided by the compensation consultant. The committee believes that peer group data are helpful to assess market pay practices, but not determinative of its decisions, as understanding the pay practices of our peers helps us to ensure our overall compensation package remains attractive and assists with executive retention.

The committee reviewed the components of our compensation programs to those of the companies that it established as its “peer group” for these purposes. The peer group was comprised of technology companies that we believe are comparable to our company in terms of size and business economics. For the compensation review conducted during 2010, the peer group consisted of the following companies:

Acxiom	Internap Network Services Corporation
Akamai Technologies, Inc.	Rackspace Hosting, Inc.
Digital River, Inc.	Terremark Worldwide, Inc.
Equinix, Inc.	tw telecom inc.
Global Crossing Limited	Verisign, Inc.
GSI Commerce

In general, the committee sets an objective of establishing total target cash compensation between the 50th and 75th percentile of competitive market practices, although individual compensation may vary. Total target cash compensation is defined as the sum of base salary in addition to a bonus award paid at 100 percent of bonus target.

During 2010, the committee, with the assistance of its compensation consultant, compared key business metrics for each company in the peer group over a three year period to those of our company. The metrics included EBITDA growth, revenue growth, total stockholder return and a three year average operating cash flow return on invested capital. Based on that review, the committee determined that our company is at the 75th percentile for EBITDA margin improvement, approximately median for EBITDA growth, and the 25th percentile for revenue growth over the three year period. Our recent EBITDA returns rank above the peer group median on a one-year basis and in the top quartile on a 3-year average basis. Our operating cash flows return on net capital employed ranked approximately at the 75th percentile during the latest year, and in the top quartile of the peer group on a three year basis.

Our Executive Compensation Program

This section describes the committee’s approach to the individual components of our executive compensation program (base salary, annual bonuses in cash and equity, long-term equity incentives, and perquisites).

As noted above, our committee sets an objective of establishing total target executive compensation between the 50th and 75th percentile of competitive market practices. The committee believes that the design of our compensation program will allow us to attract and retain the appropriate level of executive talent while appropriately rewarding high performance through what the committee believes to be “stretch” performance objectives.

While it is an objective of the committee to position total target compensation between the 50th and 75th percentile of the peer group, such positioning was only one factor considered by the committee in determining each individual named executive officer’s actual compensation during 2010. As discussed in more detail below, other factors affecting compensation paid during 2010 included the committee’s subjective assessment of the executive’s performance during the year; his tenure and experience; the overall performance of our company; any retention concerns; the recommendations of the CEO, Mr. Ousley, for the majority of actions taken in 2010, and Mr. Koen in his capacity as CEO until January 8, 2010; and the executive’s historical compensation. The committee also reviews annual total target compensation in conjunction with the value of the most recent equity grants, as well as (for executives who received larger historical grants) the sum of total target cash and the theoretical grant date fair value of long-term incentives annualized over the life of such awards.

Base Salary

We determine base salaries for our executives based on job responsibilities and their prior relevant background and experience. An executive’s base salary is also evaluated in reference to the 50th and 75th percentile base salary range of comparable positions in our peer group together with other components of the executive’s total target cash compensation to ensure that the executive’s total target cash compensation is in line with our overall compensation philosophy. Actual individual salary amounts reflect our committee’s subjective judgment with respect to each executive officer’s responsibility, individual performance, experience, and other factors, including any retention concerns, overall performance of our company and the individual’s historical compensation. Our compensation committee reviews base salaries in the third quarter of each year in preparation for the coming year and confirms any changes to base salaries early in the first quarter, and may also adjust an executive’s base salary during the year for promotions or other changes in the scope of an executive’s role or responsibilities.

Mr. Ousley recommended that the compensation committee not increase base salaries for the named executive officers in 2010 in light of overall market conditions and the decision of management to carefully monitor salary expense across the company. In February 2010, our compensation committee considered Mr. Ousley’s recommendation and reviewed the base salaries for all of our executive officers relative to peer group data. The committee decided not to increase the annual base salaries of the named executive officers during its February 2010 review, although subsequent reviews did result in increases for Mr. Mori in connection with changes in responsibility. The committee may elect to review compensation throughout the year and make changes as market conditions, responsibilities, or other factors change.

Annual Bonuses

Annual performance-based bonuses reflect our policy of requiring a target level of company financial performance for the prior fiscal year before any bonuses are earned by executive officers. The actual bonus earned is based on achievement of two types of objectives, corporate objectives and individual or business unit objectives. When establishing the corporate objectives, our compensation committee reviews and discusses with both the affected executives and the full board of directors our business plan and its key underlying assumptions and then establishes the performance targets for the year.

In the beginning of 2010, as part of the committee’s annual review of executive compensation, it reviewed the bonus target as a percent of salary for each executive. The target amount of the annual bonus for each named executive officer ranges from 55% to 110% of the executive’s base salary. For each of the named executive officers, the target annual incentives for 2010 are set forth under “Market Analysis and Individual Actions Related to Total Compensation in 2010”, beginning on page 32.

2010 Annual Incentive Plan

Corporate Objectives. In 2010, our compensation committee established performance goals for 2010 bonuses under the annual incentive plan, which we refer to as the 2010 AIP or the plan, based upon the achievement of certain specified levels of adjusted net EBITDA (30% weighting) and revenue (70% weighting) for 2010. Revenue for plan purposes is defined as revenue as reported, appropriately adjusted to remove the effects of acquisitions or divestitures, as determined in good faith by management and conclusively confirmed by the Committee. Adjusted net EBITDA for plan purposes is defined differently than the adjusted EBITDA we report in our quarterly financial-results press releases or our Annual Report on Form 10-K, which we file with the SEC. For plan purposes, adjusted net EBITDA is calculated as adjusted EBITDA (income from operations before depreciation, amortization and accretion, gains and losses on sales of assets, and non-cash, equity-based compensation) plus the accrued cash expense for 2010 AIP bonus, taking into account bonus plan adjustments including exclusion of foreign currency gains and/or losses, and one-time non-recurring items that are not reflective of 2010 performance, such as acquisition and integration costs. The plan has a formula that establishes a payout range if and to the extent that performance goals are met or exceeded for the fiscal year. No awards would have been paid if our performance did not meet the minimum threshold of $886 million in revenue or $220 million in adjusted net EBITDA. Awards of up to 100% of target could be paid on a sliding scale with 100% payment if our performance met the target, and performance above this level was eligible to fund a discretionary pool. The bonus awards were paid after the completion of the fiscal year, depending on the company and individual performance for the entire fiscal year, and review of results by the compensation committee at its February 2011 meeting. Additionally, to strengthen the alignment between stockholders and senior executives, 50% of the target bonus award, based on the stock price on the date that the 2010 AIP was approved by the compensation committee, was payable in restricted stock units valued at date of grant, with the remainder in cash.

For 2010, we reported adjusted EBITDA of $231.1 million in our Annual Report on Form 10-K. Our adjusted net EBITDA for plan purposes was $229.2 million, exceeding the 2010 fiscal year target of $225.0 million. Our 2010 reported revenue was $933.0 million, and revenue for plan purposes was $912.0 million, exceeding the 2010 fiscal year target of $896.0 million. The compensation committee reviewed the company’s 2010 performance as well as management’s recommendation, and approved payment of 100% of the target amount for the portion of the bonus pool payable in restricted stock units and 129% of the target amount for the portion of the bonus pool payable in cash.

In addition to company financial goals, business unit and individual goals are used by the compensation committee to subjectively increase or decrease the awards granted under the annual incentive plan. These goals are intended to align the participant’s interests with the company’s fiscal year operating plan and strategic objectives. Attainment of the individual goals is subjectively assessed and can affect the amount of the bonus payments.

Individual Goals. In addition to company financial goals, business unit and individual goals are used by the compensation committee to subjectively determine the awards granted under the annual incentive plan. The compensation committee determines whether individual goals for the CEO and the other named executive officers have been attained. These goals are intended to align the participant’s interests with the company’s fiscal year operating plan and strategic objectives. Attainment of the individual goals is subjectively assessed and can affect the amount of the bonus payments.

2011 Annual Incentive Plan

Under the 2011 annual incentive plan, awards are based on the achievement of the following performance goals:

•

a target adjusted net EBITDA performance goal established by our compensation committee (similar to prior year annual incentive plans); target net revenue performance goal established by our compensation committee; target gross margin performance goal established by our compensation committee; target cash capital expenditure performance goal established by our compensation committee; and

•	specific business unit and/or personal performance goals and objectives established for each executive annually.

The addition of a gross margin and a cash capital expenditure performance goal are the result of the compensation committee’s assessment of the importance of aligning future growth with achievement of an acceptable gross margin on products sold. The target levels are based on our company’s 2011 budget approved by our board of directors. Approximately 100% of the annual target award will be in shares. The number of shares deliverable is subject to adjustment based on the achievement of goals. Achievement in excess of target performance will result in additional compensation in the form of cash, stock or a combination thereof.

Long-Term Equity Incentives

Long-term equity incentives are a significant component of total executive officer compensation. These incentives are designed to motivate executive officers to improve financial performance and stockholder value by aligning their interests with the interests of long-term investors, as well as encouraging the long-term employment of the executive officers. In determining the amount of awards granted to each named executive officer, the compensation committee does not apply a formula or have specific targets in mind. Instead, it makes a subjective determination of the appropriate size of an award taking into account, among other factors, retention objectives, compliance with industry best practices and guidance regarding the trends for burn rate levels and equity vehicles, dilution (measured as a percentage of the outstanding common stock at the end of each fiscal year), and data provided by its compensation consultant. During 2010, equity incentives included stock options, restricted stock and restricted stock units.

Named executive officers initially receive an equity grant, normally a combination of an option grant and a restricted stock unit grant, when they join our company and, in some cases, when they receive a significant increase in role and responsibilities.

Stock Options

With input from management, the committee generally determines the number of options to award subjectively, based upon the named executive officer’s position with us and his or her relevant prior experience. In 2007, our compensation committee elected to shift to an annual equity review and grant procedure in order to maintain a stronger connection between stockholder interests and individual rewards and for executive officer retention purposes. Equity compensation is reviewed in light of market conditions, peer group practices, historical holdings and the executive’s individual impact on the performance of our company.

Restricted Stock Units

In 2005, our compensation committee revised its approach to granting equity awards to executives to reflect new accounting pronouncements and evolving practices at other public corporations, as well as our own objectives of further enhancing the link between employee performance and the creation of stockholder value. The revised approach included awarding restricted stock units and introducing performance requirements for the vesting of some long-term incentive grants made to executive officers.

Under this approach, our compensation committee granted performance- and service-based restricted stock units to Mr. Koen when hired in 2006, had previously granted similar awards to Mr. Von Deylen, and also granted performance- and service-based restricted stock units to Mr. Fathers in November 2009. The restricted stock units were designed to award the executives for meeting performance targets and to provide executives with long-term retention incentives if performance targets were not met in any year. The sizes of the awards reflect the recipient’s position and anticipated level of future contribution. Vesting of the restricted stock units depended upon continued employment with our company and the achievement of certain specified levels of adjusted EBITDA or, in the case of Mr. Fathers’ grant, certain incremental revenue growth. In February 2009, the compensation committee reviewed the performance requirements for the outstanding restricted stock granted to Mr. Koen and Mr. Von Deylen and determined that the remaining units had met the performance criteria outlined in the plan. As a result, the remaining outstanding restricted stock units granted to Mr. Koen and Mr. Von Deylen vested in March 2009. Mr. Von Deylen elected to defer delivery of the last tranche of his restricted stock until January 2010. In February 2011, the compensation committee determined that Mr. Fathers had met the performance criteria of the first tranche of his 2009 grant. Mr. Ousley, Mr. Freiberg and Mr. Mori have also received restricted stock unit awards with time-based vesting requirements.

When considering 2010 company performance objectives and aligning compensation to them, in November 2009, our compensation committee approved an equity grant of restricted stock units to each executive officer with revenue-based performance criteria aligned with the 2010 business plan. As a result, the grant date fair value of these awards is reflected in the Summary Compensation Table on page 35; these awards relate to 2010 performance. The grants became eligible for vesting on the compensation committee’s determination that the target revenue performance goal was met and will vest in four equal parts on or before March 15 of each year beginning in 2011.

In January 2011, the compensation committee approved an equity grant of restricted stock units to each executive officer with revenue- and adjusted net EBITDA-based performance criteria aligned with the 2011 business plan. The grants become eligible for vesting on the compensation committee’s determination that the target performance goals were met and will vest in three equal parts on or before March 15 of each year beginning in 2012.

Perquisites

We provide our executive officers with the same employee benefits as all our regular employees, under our company’s broad-based plans. These benefits include medical insurance, life and disability insurance, dental insurance, and a 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 60% of his or her salary (not to exceed the annual statutory limit). We generally make matching contributions to each participant’s account equal to 50% of the participant’s contribution up to 8% of the participant’s annual compensation. As set forth in note 5 of the Summary Compensation Table, during 2010, we reimbursed Mr. Freiberg for the expenses he incurred in connection with his relocation to St. Louis, Missouri. Additionally, under his compensation package, Mr. Ousley received $41,133 for housing expenses (including lease payments, utilities and miscellaneous living expenses), $32,493 for traveling expenses between St. Louis and Arizona, $2,813 for auto allowance, $1,273 for taxable benefits and other and $54,307 of tax gross-up related to these expenses. Our use of perquisites as an element of compensation is limited and is largely based on historical practices and policies of our company. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe that they can be used in conjunction with other elements of compensation to attract, motivate and retain individuals in a competitive environment.

Termination Based Compensation

Severance

Upon an involuntary termination of employment, most of our executive officers, including our named executive officers, are entitled to receive severance payments under their employment agreements. In determining whether to approve and in setting the terms of such severance arrangements, the compensation committee recognized that these highly ranked executives often face challenges securing new employment following termination. Severance for termination without cause or upon resignation for good reason for executive officers is generally twelve to eighteen months of base salary, a prorated annual bonus for the year in which the termination occurs at the discretion of our compensation committee and twelve to eighteen months of continued medical coverage, with certain exceptions described in this document. In general, the amount of the severance and benefits received following termination of employment is equal to the length of the executive’s non-compete and non-solicitation agreement with our company. The employment agreements for all executive officers are intended to comply with Section 409A of the Internal Revenue Code. Information regarding applicable payments under the agreements discussed above for individual named executive officers is provided under the heading “Potential Payments Upon Termination or Change in Control” in this document.

Change in Control

Upon a change in control of our company, each named executive officer is entitled under specified circumstances to certain severance payments and accelerated vesting of outstanding unvested equity awards. These change in control provisions are designed to promote stability and continuity of executives during a change in control. The change in control agreements are “double-trigger” agreements, meaning that to receive benefits under the agreement within a specified time period following a change in control the executive must be terminated by us or the successor company without cause, or the executive must terminate employment for good reason, as defined in the agreements. Information regarding applicable payments under the agreements discussed above for individual named executive officers is provided under the heading “Potential Payments Upon Termination or Change in Control” in this document.

Market Analysis and Individual Actions Related to Total Compensation in 2010

As indicated, the committee compares the compensation components to those of companies that it established as our “peer group” for these purposes and considers all elements (base salary, bonus and long term incentives) reflected in total target compensation when making pay decisions. Except as discussed below, with input from Mr. Ousley, our compensation committee did not increase the annual base salaries of the named executive officers during its 2010 review. The specific considerations for each individual pay decision are as follows:

Philip J. Koen. Upon Mr. Koen’s resignation in January 2010, he forfeited three-fourths of his remaining option grants. Details related to treatment of compensation as part of his separation agreement are discussed on page 39.

Mr. James E. Ousley. Upon his appointment as CEO, Mr. Ousley’s base salary was established at $550,000. His annual base salary and target total cash approximates the median of our peer group. In 2010, Mr. Ousley received 350,000 restricted stock units and 500,000 stock options, associated with his service as interim CEO, his appointment as CEO and his continuing service as CEO. Mr. Ousley’s target bonus is 110% of his base salary and total target compensation (total target cash compensation plus the annualized value of equity grants) is between the 25th percentile and median of the peer group. On February 23, 2011, the compensation committee reviewed the 2010 fiscal year performance against goals and awarded Mr. Ousley $484,000 and 19,061 shares of common stock under the terms of our annual incentive plan, representing 130% of his target bonus opportunity for the fiscal year. Factors that influenced Mr. Ousley’s annual incentive award include the company overachievement of Net Revenue and Adjusted Net EBITDA, bookings in the financial sector beyond budgeted revenue, year-over-year reduction in customer churn, revenue from channel partnerships in excess of budgeted amounts, successful acquisition and integration of Fusepoint, Inc., accelerated global expansion efforts, significant realignment of the company’s strategic direction, improvement in talent and corporate culture, significant shareholder value creation, and extraordinary leadership contributions over the 2010 fiscal year.

William D. Fathers. For the 2010 performance year (including a 2010 bonus paid in 2011), Mr. Fathers earned actual cash compensation between the median and 75th percentile of the peer group. Mr. Fathers receives a base salary of $400,000. When considering the impact of historical equity grants, his total target compensation (total target cash compensation plus the annualized value of equity grants) approximates the median of the peer group comparables. Mr. Father’s annual target bonus is 80% of his annual base salary. Mr. Fathers’ role included responsibility for our global sales results, development of sales and marketing strategies, attracting and retaining clients through direct relationships and channel alliances. On February 23, 2011, the compensation committee reviewed the 2010 fiscal year performance against goals (including its subjective assessment of individual performance) and awarded Mr. Fathers $224,000 and 10,081 shares of common stock under the terms of our 2010 annual incentive plan, representing 120% of his target bonus opportunity for the fiscal year. Factors that influenced Mr. Father’s 2010 annual incentive award include the company overachievement of Net Revenue and Adjusted Net EBITDA, bookings in the financial sector beyond budgeted revenue, a year-over-year reduction in customer churn, revenue from channel partnerships in excess of budgeted amounts, and leadership contributions over the 2010 fiscal year.

Gregory W. Freiberg. Mr. Freiberg’s annual base salary and total target cash was between the 25th and 50th percentile of our peer group. Mr. Freiberg’s annual target bonus is 60% of his annual base salary and total target compensation (total target cash compensation plus the annualized value of equity grants) is below the 25th percentile of the peer group. As our Chief Financial Officer, Mr. Freiberg’s role included responsibility for forecasting, budgeting, credit structure, acquisitions and leadership of the finance organization. On February 23, 2011, the compensation committee reviewed the 2010 fiscal year performance against goals (including its subjective assessment of individual performance) and awarded Mr. Freiberg $117,000 and 6,143 shares of common stock under the terms of our annual incentive plan, representing 110% of his target bonus opportunity for the fiscal year. Factors that influenced Mr. Freiberg’s annual incentive award include the overachievement of Net Revenue and Adjusted Net EBITDA, the successful acquisition and integration of Fusepoint, Inc., the August refinancing of company debt, and leadership contributions for the 2010 fiscal year. Mr. Freiberg’s annual base salary is $325,000.

Jeffrey H. Von Deylen. Mr. Von Deylen’s total target cash compensation was above the 75th percentile of our peer group. For the 2010 performance year (including a 2010 bonus paid in 2011), his actual cash compensation was above the 75th percentile of the peer group. When considering the impact of historical equity grants, Mr. Von Deylen’s total target compensation (total target cash compensation plus the annualized value of equity grants), is above the median of our peer group. Mr. Von Deylen’s role included responsibilities for our global operations, data center construction and improvement, network infrastructure and customer installations. On February 23, 2011, the compensation committee reviewed the 2010 fiscal year performance against goals and awarded Mr. Von Deylen $149,850 and 6,994 shares of common stock under the terms of our 2010 annual incentive plan, representing 117.5% of the annual target bonus opportunity for 2010. Mr. Von Deylen’s annual base salary is $370,000 and his annual target bonus is 60% of his annual base salary. Factors that influenced Mr. Von Deylen’s annual incentive award include the company overachievement of Net Revenue and Adjusted Net EBITDA, Net Promoter Score performance in excess of objectives, a year-over-year improvement in customer installations and other efficiencies, and leadership contributions for the 2010 fiscal year.

James D. Mori. Mr. Mori’s total target cash compensation was above the 75th percentile of our peer group. For the 2010 performance year, his actual cash compensation was above the 75th percentile of the peer group. When considering the impact of historical equity grants, Mr. Mori’s total target compensation (total target cash compensation plus the annualized value of equity grants), is above the median of our peer group. In March 2010, in connection with a change in Mr. Mori’s role from Senior Vice President, Global Client Services to Senior Vice President, Americas Sales, Mr. Mori became ineligible for the 2010 AIP and became a participant in our sales compensation plan with an incentive target of $265,000, based on customer installations and renewals. Mr. Mori’s annual base salary is $325,000. Mr. Mori also received a one-time award of 30,000 restricted stock units and 30,000 stock options in connection with the change in role; he achieved 106% of this incentive target, or $281,272.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the company’s chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) as of the end of the fiscal year.

However, pursuant to regulations issued by the U.S. Treasury Department, certain limited exemptions to Section 162(m) apply with respect to qualified “performance-based compensation.” While the tax effect of any compensation arrangement is one factor to be considered, such effect is evaluated in light of our overall compensation philosophy. To maintain flexibility in compensating executive officers in a manner designed to promote varying company goals, our compensation committee has not adopted a policy that all compensation must be deductible. Accordingly, our compensation committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.

Stock Ownership Requirements

On February 23, 2011, our compensation committee recommended and our board of directors approved stock ownership requirements for executive officers and board members. Under the stock ownership requirements, our chief executive officer has a requirement of three times his cash-paid base salary; our senior vice presidents reporting to the chief executive officer have a requirement of two times cash-paid base salary; our other executive officers reporting to the chief executive officer have a requirement of one times cash-paid base salary; and our non-employee directors have a requirement of three times the annual cash retainer received. Executive officers have a goal to meet their ownership requirements within a two year period to be measured annually on December 31st of each forthcoming year. Directors have a goal to meet their ownership requirements within a three year period to be measured annually at the Annual Meeting of Stockholders. If goals are not met by that time, mandatory withholding requirements will apply.

Compensation Committee Report on Executive Compensation for 2010

We have reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the reviews and discussions referred to above, we recommended to the board of directors that the Compensation Discussion and Analysis referred to above be included in our 2011 proxy statement and incorporated by reference into our 2010 Annual Report on Form 10-K.

Submitted by the Compensation Committee,

Patrick J. Welsh (Chairman)

Thomas E. McInerney

David C. Peterschmidt

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal year ended December 31, 2010. The named executive officers are our former Chief Executive Officer, our current Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers as of December 31, 2010. The values reflected in the Stock Awards and Option Awards columns represent the full fair market value of each award granted to each named executive officer as calculated in accordance with U.S. Generally Accepted Accounting Principles Accounting Standards Codification Topic 718. The amounts presented in the following table do not correspond to the actual value that will be recognized by the executives.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(1)	All Other Compensation(4)	Total
James E. Ousley	2010	$448,109	$—	$6,941,913	$4,648,312	$—	$140,269	$12,178,603
Chairman and Chief Executive Officer

William D. Fathers	2010	400,000	—	159,985	—	84,038	8,250	652,273
President	2009	375,000	—	2,251,842	1,119,445	133,988	8,250	3,888,525
	2008	336,079	122,100	—	2,365,077	—	7,750	2,831,006

Gregory W. Freiberg	2010	325,000	—	97,489	—	53,625	107,847	583,961
Senior Vice President, Chief Financial Officer	2009	227,708	—	555,173	2,128,980	53,625	417,335	3,382,821

Jeffrey H. Von Deylen	2010	370,000	—	110,995	—	73,260	8,250	562,505
Senior Vice President,	2009	370,000	—	515,711	1,514,802	123,210	8,250	2,531,973
Global Operations and Client Services	2008	356,677	74,000	—	830,331	—	7,750	1,268,758

James D. Mori	2010	317,708	288,564	596,047	289,330	43,112	8,250	1,543,011
Senior Vice President, Americas Sales

Philip J. Koen	2010	10,977	13,940	—	—	161,452	489,525	675,894
Former Chief	2009	489,250	—	268,971	7,487,018	271,533	8,250	8,525,022
Executive Officer	2008	486,875	122,313	—	461,295	—	7,750	1,078,233

(1)	The 2010 Annual Incentive Plan, which we refer to as the 2010 AIP, is split into cash and equity targets; non-equity incentive plan compensation amounts represent cash awards under the Plan.

(2)	This column represents the fair value of stock awards granted to the named executive officers during the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008 as calculated in accordance with ASC Topic 718. For restricted stock units, the fair value is calculated using the closing price of our company’s stock on the date of grant. For additional information, refer to Note 17 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2010, as filed with the SEC.

(3)	This column represents the fair value of option awards granted to the named executive officers during the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008. For additional information, refer to Note 17 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2010, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2010, refer to our audited consolidated financial statement notes in our Form 10-K for the respective year-end.

(4)	The 2010 amounts in this column for each of Messrs. Ousley, Fathers, Freiberg, Von Deylen and Mori represent payment of matching funds made under our 401(k) plan in 2010 for $8,250; for Mr. Ousley, this also represents $41,133 of housing expenses (including lease payments, utilities and miscellaneous living expenses), $32,493 of traveling expenses, $2,813 of auto allowance, $1,273 of taxable benefits and other and $54,307 of tax gross-up for these expenses; for Mr. Freiberg, this also includes a supplemental relocation assistance payment of $100,000 and a ($403) deduction for taxable moving expense; and for Mr. Koen, this represents $489,250 of severance paid pursuant to the terms of his employment agreement and $275 of matching funds made under our 401(k) plan in 2010.

GRANTS OF PLAN-BASED AWARDS TABLE IN 2010

The following table provides information on equity granted in 2010 to each of named executive officer and information on estimated possible payouts under our equity and non-equity incentive plan for 2010.

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target(1)	Estimated Future Payouts Under Equity Incentive Plan Awards Target(1)(2)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards(4)	Closing Price on Grant Date	Grant Date Fair Value of Stock and Option Awards(5)
James E. Ousley		$302,500
Chairman and Chief Executive Officer	1/11/2010			25,000			$15.10	$377,500
	3/9/2010				500,000	$16.60	16.60	4,648,312
	3/9/2010			225,000			16.60	3,735,000
	3/29/2010		19,061				16.60	316,413
	11/30/2010			100,000			25.13	2,513,000

William D. Fathers		160,000
President	1/12/2010		10,081				15.87	159,985

Gregory W. Freiberg		97,500
Senior Vice President, Chief Financial Officer	1/12/2010		6,143				15.87	97,489

Jeffrey H. Von Deylen		111,000
Senior Vice President, Global Operations and Client Services	1/12/2010		6,994				15.87	110,995

James D. Mori(6)		281,168
Senior Vice President, Americas Sales	1/12/2010		5,025				15.87	79,747
	3/11/2010				30,000	17.21	17.21	289,330
	3/11/2010			30,000			17.21	516,300

Philip J. Koen
Former Chief Executive Officer

(1)	Amounts represent target awards under the 2010 AIP, which equal an average of a specified percentage of base salary as in effect on December 31, 2010, and which are pro-rated for the amount of time the executive was employed by our company in 2010.

(2)	Restricted Share Grants associated with the 2010 AIP represent approximately half the target incentive value on their date of grant.

(3)	Options allow the grantee to purchase a share of our common stock for the fair market value of a share of common stock on the grant date. If a grantee’s employment is terminated, options that are then vested expire within three months of termination and unvested options expire immediately, except that, pursuant to the terms of Mr. Koen’s equity grants (as amended by his separation agreement), Mr. Koen’s vested options expire 18 months following his separation from service.

(4)	The exercise price of all options grants in 2010 is the closing price of the stock on the NASDAQ Global Market the date of grant.

(5)	Represents the aggregate grant date fair value as calculated in accordance with ASC Topic 718. The assumptions used to determine such value are described in Note 17 to the audited consolidated financial statements in our Form 10-K for the year ended December 31, 2010, as filed with the SEC.

(6)	Mr. Mori’s non-equity incentive plan award reflects the pro-rated amount of his bonus target, given job function changes during the year, in addition to his sales commission target. Additionally, when Mr. Mori assumed the position of Senior Vice President, Americas Sales, he was moved to the Sales Incentive Plan and his equity 2010 AIP awards were cancelled.

OUTSTANDING EQUITY AWARDS VALUE AT FISCAL YEAR-END TABLE

The following table provides information on the holdings of stock options and restricted stock units by our named executive officers outstanding as of December 31, 2010. The market value of stock awards is based on the closing price of our stock on December 31, 2010, which was $25.52.

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that have not vested		Equity Incentive Plan Awards: market or Payout Value of Unearned Shares, Units, or Other Rights that have not vested
James E. Ousley	4,000	—		$9.44	4/30/2012	19,061	(3)	486,437
Chairman and Chief Executive Officer	5,000	—		31.20	5/4/2014	225,000		5,742,000
	5,000	—		29.13	5/30/2016	100,000		2,552,000
	14,922	—		10.48	5/19/2019
	—	500,000		16.60	3/8/2020

William D. Fathers	—	75,000		16.13	7/31/2018	10,081	(3)	257,267
President	—	89,301	(2)	11.67	6/29/2019	115,000		2,934,800
						44,444		1,134,211
Gregory W. Freiberg	—	243,750		11.07	5/2/2019	6,143	(3)	156,769
Senior Vice President, Chief Financial Officer						33,333		850,658

Jeffrey H. Von Deylen	163,682	—	(1)	11.67	6/29/2019	6,994	(3)	178,487
Senior Vice President, Global Operations and Client Services	38,187	76,377	(2)	11.67	6/29/2019	33,333		850,658

James D. Mori	17,186	—	(1)	11.67	6/29/2019	22,222		567,105
Senior Vice President, Americas Sales	5,778	34,675	(2)	11.67	6/29/2019	30,000		765,600
	—	30,000		17.21	3/10/2020

Philip J. Koen	44,149	—		8.37	7/15/2011	—		—
Former Chief Executive Officer

(1)	Amounts represent options received as part of our option exchange program which vested on December 31, 2009.

(2)	Amounts represent options received as part of our option exchange program which vest in three equal installments annually, beginning June 29, 2010.

(3)	Amounts represent restricted stock units granted as part of the 2010 AIP that may vest upon achievement of adjusted gross EBITDA performance goal, as well as achievement of specific business unit and/or personal performance goals and objectives established for each executive.

OPTION EXERCISES AND STOCK VESTED IN 2010

The following table provides information on stock option exercises and the vesting of restricted stock units for the named executive officers during 2010.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
James E. Ousley	—	—		1,500	22,170
Chairman and Chief Executive Officer				25,000	393,500

William D. Fathers	185,130	1,219,453		8,944	148,470
President

Gregory W. Freiberg	81,250	636,017		6,849	113,693
Senior Vice President, Chief Financial Officer

Jeffrey H. Von Deylen	—	—		7,797	129,430
Senior Vice President, Global Operations and Client Services

James D. Mori	45,932	658,204		5,506	91,400
Senior Vice President, Americas Sales

Philip J. Koen	448,140	4,223,108		20,620	341,467
Former Chief Executive Officer	242,913	1,990,235	RPU

(1)	Represents the amount realized based on the fair market value of our common stock on the vesting date. The fair market value was determined using the closing market price of our common stock on that date.

POTENTIAL PAYMENTS UPON

TERMINATION OR CHANGE OF CONTROL

The section below describes the payments that may be made to named executive officers upon an executive’s employment with our company being terminated, or in connection with a change in control pursuant to individual agreements.

Individual Agreements

Philip J. Koen.    We entered into an employment agreement with Mr. Koen effective March 13, 2006, and subsequently amended it on August 31, 2006 and December 19, 2008. During his tenure with the company, Mr. Koen served as Chief Executive Officer. Mr. Koen resigned as Chief Executive Officer on January 8, 2010. Under his employment agreement and a separation agreement dated January 7, 2010 (both of which have been previously filed with the SEC), Mr. Koen became entitled to receive, as severance, (a) eighteen months of continued salary, totaling $733,875 over the eighteen months; (b) continued company contributions to Mr. Koen’s premium cost for participation in the company’s group medical and dental plans for eighteen months following separation (estimated to be $14,312 for the eighteen months); and (c) reimbursement of up to $50,000 in relocation expenses. Additionally, consistent with the terms of Mr. Koen’s employment agreement, the compensation committee approved the payment to Mr. Koen of (a) his accrued and unpaid bonus under the 2009 Annual Incentive Plan, consisting of a cash payment of $161,452 and the vesting of 20,620 shares of common stock; and (b) a pro-rata bonus accrued under the 2010 Annual Incentive Plan in the aggregate amount of $12,868, payable in twelve monthly installments. The committee further considered Mr. Koen’s equity holdings and determined it was appropriate to accelerate the vesting of several equity grants held by Mr. Koen (in addition to the acceleration of vesting provided under the applicable equity grant agreements). Pursuant to the separation agreement and the existing terms of Mr. Koen’s equity grants, Mr. Koen became vested in preferred stock units covering 242,913 shares of company common stock, and options to purchase 194,019 shares of company common stock. Under the terms of Mr. Koen’s option grants (as modified by the separation agreement), Mr. Koen’s options are generally exercisable for a period of eighteen months following his separation from service.

Pursuant to the terms of Mr. Koen’s employment agreement and separation agreement, Mr. Koen is subject to non-competition and non-solicitation restrictions for an eighteen-month period, and the separation agreement amends the non-solicitation provisions of Mr. Koen’s employment agreement by extending the scope of covered customers. Mr. Koen also agreed to a general release of any claims against the company.

James E. Ousley.    We entered into an employment agreement with Mr. Ousley on August 31, 2010. Under his employment agreement, filed with the SEC on September 3, 2010, Mr. Ousley’s employment may be terminated by us for cause, or without cause, or upon his death or disability or by Mr. Ousley for good reason or without good reason. If Mr. Ousley is terminated for any reason, he is entitled to payment of his salary through the effective date of his termination, plus payment of any other amounts owed but not yet paid to him as of the effective date of termination, plus any other post-termination benefits to which he may be entitled.

If Mr. Ousley is subject to an involuntary termination—that is, if he is terminated by our company without cause or if he resigns for good reason—he will receive 100% of his then current annual base salary for 18 months and, at the discretion of our compensation committee, a pro-rated portion of the bonus that he would have been entitled to receive under our annual incentive plan. In the event of Mr. Ousley’s termination prior to March 31 of any calendar year, he will also be entitled to a payment for the prior year under the applicable annual incentive plan. If, following an involuntary termination, Mr. Ousley elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) then we will pay his monthly premium under COBRA until the earlier of 18 months from termination or expiration of COBRA coverage.

Mr. Ousley is entitled to certain change in control benefits pursuant to his employment agreement with us. If he is involuntarily terminated within 12 months of a change of control event, then, in addition to the severance payment referred to above, all of his outstanding equity awards shall fully vest and be exercisable, provided that such equity awards remain outstanding following the change in control. Mr. Ousley shall have the right to exercise any such equity award until the earlier to occur of 12 months from the change in control event and expiration of such equity award and would be entitled to receive a pro-rated portion of his target bonus for the year of termination under the applicable Annual Incentive Plan. Additionally, with respect to a change in control on or prior to December 31, 2011, any payments made to Mr. Ousley would be made without regard to whether the deductibility of such payments would be limited or precluded by Section 280G of the Internal Revenue Code (the Code) and without regard to whether such payments (or any other payments or benefits) would subject Mr. Ousley to the U.S. federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code. If any portion of the payments or benefits to or for the benefit of the Executive constitutes an “excess parachute payment” within the meaning of Section 280G of the Code we are obligated to pay to Mr. Ousley a gross-up payment that equals the amount of any excise tax imposed on such excess parachute payments.

Pursuant to the terms of his employment agreement, Mr. Ousley is subject to certain restrictions relating to the treatment of our confidential information and certain non-compete obligations. In the event of his termination for any reason, continued compliance with such provisions is a condition to the payment of any severance.

William D. Fathers and Gregory W. Freiberg.    Mr. Fathers and Mr. Freiberg have individual agreements initiated, for Mr. Fathers, on March 13, 2007 and, for Mr. Freiberg, on March 30, 2009, which may have had subsequent revisions. The agreements are similar and will be summarized here, with exceptions noted.

The base salaries for all executives may be reviewed for increase at such times as the board of directors may elect; however, the compensation committee will typically review base salary annually at the same time. In addition to his base salary, the executive is entitled to participate in our Annual Incentive Plan on terms to be determined by our compensation committee prior to the commencement of each fiscal year, or in any event within the first 90 days of such year. For each fiscal year completed during the term, executives will be eligible to receive annual bonuses based upon performance targets established by the compensation committee. During the term, executives are also eligible to participate in all health and welfare, fringe benefit and other arrangements generally available to other employees.

An executive’s employment may be terminated by us for cause, or without cause, or upon the executive’s death or disability or by the executive for good reason or without good reason. If the executive is terminated for any reason, he is entitled to payment of his salary through the effective date of his termination, plus payment of any other amounts owed but not yet paid to him as of the effective date of termination, plus any other post-termination benefits to which he may be entitled.

If the executive is terminated by our company without cause or if he terminates for good reason, he will receive 100% of his then current annual base salary for one year and, at the discretion of our compensation committee, a pro-rated portion of the bonus that he would have been entitled to receive under our Annual Incentive Plan. In the event of the executive’s termination prior to March 31 of any calendar year, he will also be entitled to a payment for the prior year under the applicable Annual Incentive Plan.

If, following an involuntary termination, the executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) then we will pay his monthly premium under COBRA until the earlier of 12 months from termination or expiration of COBRA coverage.

The executive is entitled to certain change in control benefits pursuant to his employment agreement with us. If he is involuntarily terminated within 12 months of a change of control event, then, in addition to the severance payment referred to above, all of his outstanding equity awards shall fully vest and be exercisable, provided that such equity awards remain outstanding following the change in control. The executive shall have the right to exercise any such equity award until the earlier to occur of 12 months from the change in control event and expiration of such equity award. In addition, the executive shall be entitled to receive a pro-rated portion of his target bonus for the year of termination under the applicable Annual Incentive Plan.

Pursuant to the terms of his employment agreement, each executive is subject to certain restrictions relating to the treatment of our confidential information and certain non-compete obligations. In the event of his termination for any reason, continued compliance with such provisions is a condition to the payment of any severance.

Jeffrey H. Von Deylen.    We entered into an employment agreement with Mr. Von Deylen effective October 1, 2006 and subsequently amended it on December 19, 2008 and February 12, 2009. The agreement has an initial term of four years and the term will be extended for one year on each anniversary of the effective date of the agreement unless terminated earlier by our company with not less than six months written notice.

The base salary for Mr. Von Deylen may be reviewed for increase at such times as the board of directors may elect; however, the compensation committee will typically review base salary annually. In addition to his base salary, Mr. Von Deylen is entitled to participate in our Annual Incentive Plan on terms to be determined by our compensation committee prior to the commencement of each fiscal year, or in any event within the first 90 days of such year. For each fiscal year completed during the term, Mr. Von Deylen will be eligible to receive annual bonuses based upon performance targets established by the compensation committee. During the term, he is also eligible to participate in all health and welfare, fringe benefit and other arrangements generally available to other employees.

Mr. Von Deylen’s employment may be terminated by us for cause or other than cause, or by Mr. Von Deylen for good reason or for other than good reason. If Mr. Von Deylen is terminated by us without cause or if he terminates for good reason, he is entitled to receive continuation of salary for eighteen months, continued company paid employer premiums for medical and dental coverage for eighteen months and his target bonus for the year of termination, prorated to the date of termination. While employed by us and for a period of eighteen months in certain circumstances following termination of his employment, Mr. Von Deylen will be subject to a non-compete and non-solicitation agreement.

Mr. Von Deylen receives change in control benefits pursuant to his employment agreement with us. If following a change in control, as defined in the agreement, of our company, Mr. Von Deylen no longer has the same job title, role or responsibilities, all equity-based awards granted to Mr. Von Deylen will become fully vested and exercisable six months following the change in control, or if Mr. Von Deylen is terminated without cause following a change in control, all equity-based awards granted to Mr. Von Deylen will become fully vested and exercisable immediately following such termination and Mr. Von Deylen would receive a gross up for any excise payments under Section 280G of the Internal Revenue Code.

James D. Mori.    We entered into an employment agreement with Mr. Mori on October 25, 1999, which was subsequently amended on December 10, 2008 and March 11, 2010. Pursuant to his employment agreement, if (i) Mr. Mori is terminated without cause, (ii) an entity other than Welsh, Carson, Anderson & Stowe becomes the holder of more than 30% of the voting shares of Savvis, (iii) Mr. Mori is instructed to relocate from the St. Louis metropolitan area or (iv) Mr. Mori is reassigned to a position entailing materially reduced responsibilities or opportunities for compensation including, but not limited to, being reassigned to a position that has a lower total compensation opportunity than what is set forth in his employment agreement, Mr. Mori is entitled to:

•	a severance payment equal to 2 months salary per year of service;

•	an additional severance payment equal to $450,000; and

•	immediate vesting of all options.

Termination and Change in Control Table for 2010

The tables below outline the potential payments to our named executive officers upon the occurrence of certain termination triggering events. For the purposes of the table, below are the standard definitions for the various types of termination, although exact definitions may vary by agreement and by person.

(A) Definitions used in the employment agreements with Mr. Koen and Mr. Von Deylen:

“Voluntary Termination” means a termination initiated by the officer.

“Voluntary Termination for Good Reason” means termination by the executive due to the removal of the executive, without his consent, from his current position with our company (or a successor corporation or as a member of our board), a material diminution in the nature or scope of the executive’s responsibilities, duties or authority; or our failure to pay the executive base salary and benefits in accordance with the terms of the agreement. To constitute Good Reason, termination must occur within two years following the initial occurrence of such event; and if correctable, the company must fail to correct within 30 days of notice of termination.

“Involuntary Termination—For Cause” means any conduct by the executive as an employee of our company that violates state or federal laws or our policies and standards of conduct; dishonesty by the executive in performance of his duties as an employee of the company, or willful misconduct by the executive that the executive knows (or should know) will materially injure the reputation of our company.

“Involuntary Termination—Not for Cause” means an involuntary termination for reasons other than “For Cause” as defined above.

“Involuntary Termination for Change in Control” means following a change in control, the executive no longer having the same or substantially similar job title, role or responsibilities, or not being a member of the board of directors of the company or its successor (in the case of Mr. Koen) or the executive’s termination without cause following a change in control.

No named executive officer is entitled to a payment in connection with a Voluntary Termination or an Involuntary Termination—For Cause.

(B) Definitions used in the employment agreements with Messrs. Fathers and Freiberg:

“Involuntary Termination” means termination of executive’s employment: (i) by us without cause, or (ii) by executive with good reason.

“Cause” means any of the following: (i) the executive willful and continued failure to perform substantially the duties of his/her responsibilities (other than due to physical or mental incapacity); (ii) the executive’s unauthorized use or disclosure of trade secrets which causes substantial harm to us; (iii) the executive’s engaging in illegal conduct that is likely to be injurious to us; (iv) the executive’s acts of fraud, dishonesty, or gross misconduct, or gross negligence in connection with our business; (v) the executive’s conviction of a felony; (vi) the executive’s engaging in any act of moral turpitude reasonably likely to substantially and adversely affect us or our business; (vii) the executive engaging in the illegal use of a controlled substance or using prescription medications unlawfully; (viii) the executive’s abuse of alcohol; or (ix) the breach by the executive of a material term of his or her employment agreement.

“Good Reason” means the occurrence of any of the following events, without the executive’s consent: (i) change in the executive’s position as officer of the company that materially reduces his or her authority or level of responsibility, (ii) a material reduction in his or her level of compensation (including base salary and target bonus) other than pursuant to a company-wide reduction of compensation, or (iii) a relocation of his or her employment more than 50 miles from the executive’s office or location at the time of resignation. To constitute Good Reason, termination must occur within two years following the initial occurrence of such event; executive must provide written notice within 90 days of the occurrence to the company; and if correctable, the company must fail to correct within 30 days of notice of termination.

“Change in Control” means any transaction in which a person or group becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% (on a fully-diluted basis) of our total capital stock entitled to vote ordinarily for the election of directors.

(C) Definitions used in the employment agreement with Mr. Ousley:

“Involuntary Termination” means termination of executive’s employment: (i) by us without “Cause”, or (ii) by executive with “Good Reason”.

“Cause” means any of the following: (i) the executive’s willful and continued failure to perform substantially the duties of his/her responsibilities (other than due to physical or mental incapacity); (ii) the executive’s unauthorized use or disclosure of trade secrets which causes substantial harm to the company; (iii) the executive’s engaging in illegal conduct that is likely to be injurious to the company; (iv) the executive’s acts of fraud, dishonesty, or gross misconduct, or gross negligence in connection with the business of the company; (v) the executive’s conviction of a felony; (vi) the executive’s engaging in any act of moral turpitude reasonably likely to substantially and adversely affect the company or its business; (vii) the executive engaging in the illegal use of a controlled substance or using prescription medications unlawfully; (viii) the executive’s abuse of alcohol; or (ix) the breach by the executive of a material term of the employment agreement.

“Good Reason” means: (i) a change in the executive’s position that materially reduces his or her authority and level of responsibility, (ii) a material reduction in his or her level of compensation (including base salary and target bonus) or (iii) a relocation of his employment more than fifty (50) miles from the metropolitan area in which the executive’s office is located at the time of resignation; provided, however, that “Good Reason” shall only exist if effected without the executive’s consent and is not a result of a company-wide or department-wide policy or practice. In order for “Good Reason” to exist, the executive must provide written notice to the Company within ninety (90) days of the occurrence of the event or condition constituting “Good Reason”, the Company must be provided a period of thirty (30) days to cure the event or condition giving rise to “Good Reason” and fail to do so, and the executive must terminate employment within thirty (30) days after the end of the such period.

“Change in Control” means the occurrence of any of the following:

(1)	any person (other than Savvis, one of its subsidiaries or employee benefit plans, an underwriter holding securities pursuant to an offering, a holding company, a person acquiring our securities pursuant to an issuance approved by the board or Welsh, Carson, Anderson & Stowe VIII L.P. and WCAS Management Corporation) becomes the beneficial owner directly or indirectly of more than 50% of SAVVIS’ then outstanding voting securities (measured on the basis of voting power);

(2)	individuals who, as of the date hereof, constitute the board, or individuals approved by a majority of such individuals, cease for any reason to constitute at least a majority of the board, other than any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board;

(3)	the closing of an agreement of merger or consolidation with any other corporation or business entity, other than specified holding company or recapitalization reorganizations; or

(4)	the liquidation or dissolution of SAVVIS or the closing of a sale or disposition by SAVVIS of all or substantially all of its assets.

(D) Definitions used in the employment agreement with Mr. Mori:

“Cause” means willful misconduct, dereliction of duties, or conviction of a felony or a crime the nature of which would cause your continued employment to adversely affect the reputation of the company.

“Good Reason” means (i) acquisition of more than 30% of the voting shares of the company by a person other than Welsh, Carson, Anderson & Stowe, (ii) instruction to relocate from the St. Louis metropolitan area or (iii) reassignment to a position entailing materially reduced responsibilities or opportunities for compensation including, but not limited to, being reassigned to a position that has a lower total compensation opportunity than what is set forth in the employment agreement.

James E. Ousley

Chairman and Chief Executive Officer, beginning March 8, 2010

		Involuntary Termination
Executive Benefits & Payments Upon Termination (1)	Voluntary Termination- Good Reason	For Cause	Not For Cause	Change in Control (7)
Compensation
Severance (2)	$825,000	$—	$825,000	$825,000
Bonus (3)	605,000	—	605,000	605,000
Stock Options (Unvested & Accelerated) (4)	—	—	—	4,460,000
Restricted Stock Units (Unvested & Accelerated) (4)	486,437	—	486,437	8,780,437
Benefits
Medical & Dental Coverage (5)	22,857	—	22,857	22,857
280G Tax Gross-Up (6)	—	—	—	4,184,656

TOTAL	$1,939,294	$—	$1,939,294	$18,877,950

Gregory W. Freiberg

Senior Vice President, Chief Financial Officer

		Involuntary Termination
Executive Benefits & Payments Upon Termination (1)	Voluntary Termination- Good Reason	For Cause	Not For Cause	Change in Control (7)
Compensation
Severance (2)	$325,000	$—	$325,000	$325,000
Bonus (3)	195,000	—	195,000	195,000
Stock Options (Unvested & Accelerated) (4)	—	—	—	3,522,188
Restricted Stock Units (Unvested & Accelerated) (4)	156,769	—	156,769	1,007,427
Benefits
Medical & Dental Coverage (5)	15,238	—	15,238	15,238

TOTAL	$692,007	$—	$692,007	$5,064,853

(1)	For purposes of this analysis, we assumed the compensation of each executive is as follows: Mr. Ousley, current base salary is equal to $550,000 and annual incentive bonus target is equal to 110% of base salary and Mr. Freiberg, current base salary is equal to $325,000 and annual incentive bonus target is equal to 60% of base salary.

(2)	Severance is equal to eighteen months of base salary for Mr. Ousley and twelve months for Mr. Freiberg.

(3)	Assumes that the effective date of termination is December 31, 2010, the pro-rata payment under the bonus plan is equal to one year and the bonus is paid at the target rate. Restricted Stock Awards represent the equity component of the Annual Incentive Plan.

(4)	Assumes the effective date of termination is December 31, 2010 and the price per share of our stock on the date of termination is $25.52 per share.

(5)	Medical and Dental Coverage continuation is calculated as 18 months for Mr. Ousley and 12 months for Mr. Freiberg.

(6)	If the “parachute payment” (severance plus value of accelerated equity) is greater than three times the average W-2 reported compensation for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds one times the average W-2 reported compensation for the preceding years. Per the employment agreement with Mr. Ousley, an additional “gross up payment” equal to the value of the excise tax imposed will be paid. Under Mr. Ousley’s agreement, the company’s obligation to make such a payment expires if a change of control has not occurred on or before December 31, 2011.

(7)	Following a change in control, Mr. Ousley’s and Freiberg’s equity will not fully vest until the earliest to occur of (i) the executive no longer having the same or substantially similar job title, role or responsibilities within 12 months following the change in control, or (ii) the executive’s termination without cause.

William D. Fathers

President

		Involuntary Termination
Executive Benefits & Payments Upon Termination (1)	Voluntary Termination- Good Reason	For Cause	Without Cause	Change in Control (6)
Compensation
Severance (2)	$400,000	$—	$400,000	$400,000
Bonus (3)	320,000	—	320,000	320,000
Stock Options (Unvested & Accelerated) (4)	—	—	—	1,941,069
Restricted Stock Units (Unvested & Accelerated) (4)	257,267	—	257,267	4,326,278
Benefits
Medical & Dental Coverage (5)	15,238	—	15,238	15,238

TOTAL	$992,505	$—	$992,505	$7,002,585

Jeffrey H. Von Deylen

Senior Vice President, Global Operations and Client Services

		Involuntary Termination
Executive Benefits & Payments Upon Termination (1)	Voluntary Termination- Good Reason	For Cause	Without Cause	Change in Control (7)
Compensation
Severance (2)	$555,000	$—	$555,000	$555,000
Bonus (3)	222,000	—	222,000	222,000
Stock Options (Unvested & Accelerated) (4)	—	—	—	1,057,821
Restricted Stock Units (Unvested & Accelerated) (4)	178,487	—	178,487	1,029,145
Benefits
Medical & Dental Coverage (5)	18,753	—	18,753	18,753
280G Tax Gross-Up (6)	—	—	—	—

TOTAL	$974,240	—	$974,240	$2,882,719

(1)	For purposes of this analysis, we assumed that the compensation of executives is as follows: Mr. Fathers current base salary is equal to $400,000 and his Annual Incentive Plan bonus target is equal to 80% of base salary and Mr. Von Deylen’s current base salary is $370,000 and his Annual Incentive Plan bonus target is equal to 60% of his base salary.

(2)	For Mr. Fathers, severance is equal to 12 months of base salary and for Mr. Von Deylen, severance is equal to 18 months of base salary.

(3)	Assumes the effective date of termination is December 31, 2010, and that the pro-rata payment of bonus under the Annual Incentive Plan is equal to one year. The payment of any bonus in the case of a voluntary termination for good reason shall be at the discretion of the compensation committee.

(4)	Assumes the effective date of termination is December 31, 2010, and the price per share of our stock on the date of termination is $25.52 per share.

(5)	Medical and Dental Coverage continuation is calculated as 12 months for Mr. Fathers and at 18 months for Mr. Von Deylen.

(6)	If the “parachute payment” (severance plus value of accelerated equity) is greater than three times the average W-2 reported compensation for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds one times the average W-2 reported compensation for the preceding years. Assuming an acceleration date of December 31, 2010, no payment would be required under this provision of Mr. Von Deylen’s employment agreement.

(7)	If and only if the executive’s employment is terminated by us without cause or by executive with good reason within 12 months of a change of control, then all outstanding equity awards shall fully vest, provided that such equity awards are assumed by acquirer. In such event, Messrs. Fathers and Von Deylen can exercise such equity awards until the earlier to occur: (a) 12 months from the date of termination, and (b) expiration of such equity awards.

James D. Mori

Senior Vice-President, Sales – The Americas

		Involuntary Termination
Executive Benefits & Payments Upon Termination (1)	Voluntary Termination- Good Reason	For Cause	Without Cause	Change in Control (6)
Compensation
Severance (2)	$1,055,776	$—	$1,055,776	$1,055,776
Bonus (3)	—	—	—	—
Stock Options (Unvested & Accelerated) (4)	—	—	—	729,549
Restricted Stock Units	—	—	—	—
Benefits
Medical & Dental Coverage (5)	7,619	—	7,619	7,619

TOTAL	$1,063,395	$—	$1,063,395	$1,792,944

(1)	For purposes of this analysis, we assumed that Mr. Mori’s current base salary is $325,000 and his annual target commission is equal to $265,000.

(2)	Severance is equal to $450,000 plus an additional 2 months base salary per year of service.

(3)	Assumes the effective date of termination is December 31, 2010.

(4)	Assumes the effective date of termination is December 31, 2010, and the price per share of our stock on the date of termination is $25.52 per share.

(5)	Medical and Dental Coverage continuation is calculated as 6 months for Mr. Mori.

(6)	Upon an acquisition of more than 30% of the company’s voting shares by an entity other than Welsh, Carson, Anderson & Stowe, then all outstanding options shall fully vest.

OWNERSHIP OF SECURITIES

Ownership of Our Voting Stock

The following table provides information about the beneficial ownership of shares of our common stock as of March 25, 2011, by:

•	each person or group that, to our knowledge, beneficially owns more than 5% of the outstanding shares of common stock;

•	each of our directors and named executive officers; and

•	all of our directors and named executive officers as a group.

The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and unless otherwise noted in the notes that follow. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of March 25, 2011, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Percentage of beneficial ownership is based on 57,473,543 shares of common stock outstanding as of the close of business on March 25, 2011. Each share of common stock is entitled to one vote.

Unless otherwise indicated below, the address for each listed director and executive officer is SAVVIS, Inc., 1 Savvis Parkway, Town & Country, Missouri 63017.

Name of Beneficial Owner	Number of shares	Percent
5% Stockholder
Welsh, Carson, Anderson & Stowe (1)	10,366,453	18.0%
Waddell & Reed Financial, Inc. (2)	4,148,486	7.2%

Executive Officers and Directors
James E. Ousley (3)	264,967	*
William D. Fathers	4,309	*
Gregory W. Freiberg (4)	91,027	*
Jeffrey H. Von Deylen (5)	268,432	*
Bryan S. Doerr (6)	66,692	*
James D. Mori (7)	20,555	*
Paul S. Hott	3,708	*
Peter J. Bazil(8)	3,300	*
Randy E. Dobbs (9)	1,136	*
Clyde A. Heintzelman (10)	37,605	*
Thomas E. McInerney (11)	10,920,050	19.0%
David C. Peterschmidt (12)	20,939	*
James P. Pellow (13)	38,603	*
Mercedes A. Walton (14)	20,939	*
Patrick J. Welsh (15)	11,016,772	19.2%
All Directors and Executive Officers as a Group (15 persons)	12,493,340	21.7%

*	Less than one percent.

(1)	According to a Schedule 13D/A filed by Welsh, Carson, Anderson & Stowe with the SEC on December 8, 2010, this consists of 10,285,694 shares beneficially held by Welsh, Carson, Anderson & Stowe VIII, L.P., which we refer to as WCAS VIII, and 80,759 shares beneficially held by WCAS Management Corporation, which we refer to as WCAS Management. The sole general partner of WCAS VIII is WCAS VIII Associates, LLC. The individual managing members and principals of WCAS VIII Associates, LLC and WCAS Management include some or all of Bruce K. Anderson, Russell L. Carson, John D. Clark, Anthony J. de Nicola, D. Scott Mackesy, Thomas E. McInerney, Robert A. Minicucci, Paul B. Queally, Jonathan M. Rather, Sanjay Swani and Patrick J. Welsh. The managing members and principals who are also directors of our company are Thomas E. McInerney and Patrick J. Welsh. Each of the foregoing persons may be deemed to be the beneficial owner of the common stock owned by the WCAS entity of whose general partner he is a managing member or of which he is a principal. The address of Welsh, Carson, Anderson & Stowe is 320 Park Ave., New York, NY 10022.

(2)	According to a Schedule 13G/A filed by Waddell and Reed Financial, Inc. (“WDR”) with the SEC on February 8, 2011, this consists of 4,148,486 shares beneficially held by WDR, of which 2,848,986 are held by Waddell & Reed Investment Management Company and its subsidiaries, and 1,299,500 are beneficially held by Ivy Investment Management Company. Each of Waddell & Reed Investment Management Company and Ivy Investment Management Company is a wholly owned investment advisory subsidiary of WDR. The securities are owned by various individual and institutional investors that WDR or its subsidiaries serve as investment advisor or sub-advisor with sole power to direct investments and/or sole power to vote the securities. According to the Schedule 13G, subsidiaries of WDR have sole voting power and sole dispositive power over 4,148,486 shares of common stock. The address of WDR is 6300 Lamar Ave., Overland Park, Kansas 66202.

(3)	Includes 153,922 shares of common stock subject to options that are exercisable within 60 days of March 25, 2011.

(4)	Includes 81,250 shares of common stock subject to options that are exercisable within 60 days of March 25, 2011.

(5)	Includes 201,869 shares of common stock subject to options that are exercisable within 60 days of March 25, 2011.

(6)	Includes 22,356 shares of common stock subject to options that are exercisable within 60 days of March 25, 2011.

(7)	Includes 7,500 shares of common stock subject to options that are exercisable within 60 days of March 25, 2011.

(8)	Includes 990 shares of common stock subject to options that are exercisable within 60 days of March 25, 2011.

(9)	Includes 1,136 shares of common stock underlying restricted stock awards, with respect to which Mr. Dobbs has sole voting power but no current investment power.

(10)	Includes 16,938 shares of common stock subject to options that are exercisable within 60 days of March 25, 2011.

(11)	Includes 10,285,694 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 1 above. Also includes 11,938 shares of common stock subject to options that are exercisable within 60 days of March 25, 2011, and 1,200 shares of common stock underlying restricted stock awards, with respect to which Mr. McInerney has sole voting power but no current investment power.

(12)	Includes 11,938 shares of common stock subject to options that are exercisable within 60 days of March 25, 2011.

(13)	Includes 20,938 shares of common stock subject to options that are exercisable within 60 days of March 25, 2011.

(14)	Includes 11,938 shares of common stock subject to options that are exercisable within 60 days of March 25, 2011.

(15)	Includes 10,285,694 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 1 above. Also includes 11,938 shares of common stock subject to options that are exercisable within 60 days of March 25, 2011, and 1,200 shares of common stock underlying restricted stock awards with which Mr. Welsh has sole voting power but no current investment power.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires directors and executive officers and persons who own more than 10% of a registered class of equity securities to file with the U.S. Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Such reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file.

To the best of our knowledge, based solely on our review of the copies of such reports furnished to us during the fiscal year ended December 31, 2010, filings with the Commission and written representations from certain reporting persons that no additional reports were required, all required reports were timely filed except that, due to internal administrative errors, Form 4 reports with respect to a restricted stock award granted to Messrs. Clark, Heintzelman, McInerney, Peterschmidt and Welsh, Dr. Pellow and Ms. Walton as non-employee directors at the 2010 stockholders meeting were filed late. The required reports were promptly filed when the errors were discovered.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under its written charter, the audit committee is responsible for reviewing and approving related party transactions, other than related party transactions that are approved by a committee of the board comprised of independent directors. Management presents to the audit committee for approval at the next regularly scheduled audit committee meeting any related party transactions proposed to be entered into by us, including the proposed aggregate value of such transactions, if applicable. The audit committee will review and approve or disapprove such transactions. We do not have written policies or procedures for related person transactions but rely on the audit committee’s exercise of business judgment, consistent with Delaware law, in reviewing such transactions and the standards established by the company’s code of conduct. Our Code of Business Conduct and Ethics contains a description of the situations in which we would consider a conflict of interest to arise. Our Corporate Governance Guidelines require non-employee directors who become aware of a relationship which would deem any non-executive director (previously deemed independent by the Board) as not independent or conflicted with other corporate or competitive situations that may have evolved since his or her election to the Board to report such relationship to the Chairman of the Corporate Governance Committee which will then recommend to the Board and to the individual Board Member whether such member should resign, not stand for reelection at the next election following such change or remains eligible to serve as a director.

Transactions with WCAS.    Two of our directors, Messrs. McInerney and Welsh are managing members or principals of investment entities that are affiliated with Welsh, Carson, Anderson & Stowe (WCAS). These entities collectively own approximately 18% of our outstanding voting stock as of March 25, 2010.

We are a party to an investor rights agreement with WCAS and affiliated entities and individuals that provides the investors with customary registration rights, including demand registration rights and piggy back registration rights.

We have agreements with Innovest Systems and Investlink Technology LLC to provide these entities with certain services. A trust of which Mr. McInerney’s children are the sole beneficiaries owns approximately 98% of Innovest Systems, and Mr. McInerney, his wife and a family limited partnership are the sole owners of Investlink Technology LLC. Innovest Systems paid us approximately $691,393 during 2010 for services that we performed and Investlink Technology LLC paid us approximately $27,462 during 2010 for services that we performed.

OTHER MATTERS

Proxy Solicitation

We will pay all expenses of soliciting proxies for the 2011 annual meeting. In addition to solicitations by mail, we have made arrangements for brokers and nominees to send proxy materials to their principals and, upon their request, we will reimburse them for their reasonable expenses in doing so. Certain of our representatives, who will receive no compensation for their services, may also solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

If you want us to consider including a stockholder proposal in next year’s proxy statement, you must deliver it in writing to the Corporate Secretary, SAVVIS, Inc., 1 Savvis Parkway, Town & Country, Missouri 63017 by December 2, 2011. SEC rules set forth standards as to which stockholder proposals are required to be included in a proxy statement. Any stockholder who intends to propose any other matter to be acted on at the 2012 annual meeting of stockholders must inform the Corporate Secretary by February 11, 2012. If notice is not provided by that date, the persons named in our proxy for the 2011 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2012 annual meeting.

Other Information

We do not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors,

Peter J. Bazil Vice President, General Counsel and Secretary

April 1, 2011

Annex A

SAVVIS, INC.

2011 OMNIBUS INCENTIVE PLAN

SAVVIS, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2011 Omnibus Incentive Plan (the “Plan”).

1.	PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees, directors, consultants and/or advisors who are expected to contribute to the Company’s success and to achieve long-term objectives that will benefit stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.	DEFINITIONS

2.1. “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.2. “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, whether in writing or through an electronic medium.

2.3. “Board” shall mean the board of directors of the Company.

2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.5. “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules of the principal U.S. national securities exchange on which the Shares are traded, to the extent required by such rules.

2.6. “Consultant” shall mean any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) otherwise qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

2.7. “Covered Employee” shall mean an employee of the Company or its Subsidiaries who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.8. “Director” shall mean a non-employee member of the Board.

2.9. “Dividend Equivalents” shall have the meaning set forth in Section 12.5.

2.10. “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

2.11. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.12. “Fair Market Value” shall mean, with respect to Shares as of any date, (i) the closing price of the Shares as reported on the principal U.S. national securities exchange on which the Shares are listed and traded on such date, or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported; (ii) if the Shares are not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Shares reported on the inter-dealer quotation system for such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value of the Shares as determined by the Committee in its sole discretion. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.13. “Incentive Stock Option” shall mean an Option which when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.

2.14. “Limitations” shall have the meaning set forth in Section 10.5.

2.15. “Option” or “Stock Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.16. “Other Share-Based Award” shall have the meaning set forth in Section 8.1.

2.17. “Participant” shall mean an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

2.18. “Payee” shall have the meaning set forth in Section 13.2.

2.19. “Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 9.

2.20. “Performance Cash” shall mean any cash incentives granted pursuant to Article 9 payable to the Participant upon the achievement of such performance goals as the Committee shall establish.

2.21. “Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.

2.22. “Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant upon achievement of such performance goals as the Committee shall establish.

2.23. “Performance Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.

2.24. “Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.25. “Prior Plans” shall mean, collectively, the Company’s 2003 Incentive Compensation Plan and the Company’s 1999 Stock Option Plan.

2.26. “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.27. “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.28 “Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant in Shares or cash as determined by the Committee in its sole discretion upon the satisfaction of vesting restrictions as the Committee may establish, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.29 “Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1

2.30. “Shares” shall mean the shares of common stock of the Company, par value $0.01 per share.

2.31. “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.

2.32. “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.33. “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.34. “Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

3.	SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. (a) Subject to adjustment as provided in Section 12.2, a total of 8,000,000 Shares shall be authorized for grant under the Plan, less one (1) Share for every one (1) Share that was subject to an option or stock appreciation right granted under the Prior Plans after December 31, 2010 and one and sixty-four hundredths (1.64) Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted after December 31, 2010 under the Prior Plans. Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as one and sixty-four hundredths (1.64) Shares for every one (1) Share granted. After the effective date of the Plan (as provided in Section 13.13), no awards (other than grants of up to 150,000 options pursuant to the Save As You Earn Plan subplan as approved by Her Majesty’s Revenue and Customs and in effect in the United Kingdom as of December 31, 2010) may be granted under any Prior Plan.

(b) If (i) any Shares subject to an Award are forfeited, an Award expires without being exercised or settled or an Award is settled for cash (in whole or in part), or (ii) after December 31, 2010 any Shares subject to an award under the Prior Plans are forfeited, or an award under the Prior Plans expires or is settled for cash (in whole or in part), the Shares subject to such Award or award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or an option granted under the Prior Plans, or to satisfy any tax withholding obligation with respect to an Award or an award granted under the Prior Plans, and (ii) Shares subject to a Stock Appreciation Right or a stock appreciation right granted under the Prior Plans that are not issued in connection with its stock settlement on exercise thereof, and (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options granted under the Prior Plans.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable Limitations applicable to a Participant under Section 10.5, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination and subject to further adjustment as provided in Section 12.2) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the latest date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(d) Any Shares that again become available for grant pursuant to this Section shall be added back as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, and (ii) as one and sixty-four hundredths (1.64) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plans.

3.2. Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4.	ELIGIBILITY AND ADMINISTRATION

4.1. Eligibility. Any Employee, Director or Consultant shall be eligible to be selected as a Participant.

4.2. Administration. (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares (or dollar value) to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings.

(c) To the extent not inconsistent with applicable law, including Section 162(m) of the Code with respect to Awards intended to comply with the performance-based compensation exception under Section 162(m), or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded), the Committee may (i) delegate to a subcommittee of one or more of its members any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards and (ii) to the extent permitted by law, authorize one or more executive officers to do one or more of the following with respect to Employees who are not directors or officers of the Company (A) designate Employees (excluding officers) to be recipients of Awards, (B) determine the number of Shares subject to such Awards to be received by such Employees and (C) cancel or suspend Awards to such Employees; provided that (x) any resolution of the Committee authorizing such officer(s) or subcommittee must specify the total number of Shares subject to Awards that such officer(s) or subcommittee may so award and the amount (or minimum amount) and form of consideration to be received and (y) the Committee may not authorize any officer to designate himself or herself as the recipient of an Award.

5.	OPTIONS

5.1. Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2. Award Agreements. All Options shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms and conditions of Options need not be the same with respect to each Participant. Except to the extent that an Award Agreement provides for automatic exercise of an Option on its expiration date, granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.

5.3. Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option (or, if greater, the par value of a Share); provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary, the option price per share shall be no less than 110% of the Fair Market Value of one Share on the date of grant (or, if greater, the par value of a Share). Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.3 or a Substitute Award), or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.

5.4. Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted; provided, however, that the term of the Option shall not exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (i) the exercise of the Option, other than an Incentive Stock Option, is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to a “lock-up” agreement or undertaking in connection with an issuance of securities of the Company or the “black-out period” of a Company policy, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition or lock-up agreement or black-out period.

5.5. Exercise of Options. (a) Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b) Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement (including same-day sales through a broker), or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share.

(c) Notwithstanding the foregoing, if an Award Agreement otherwise provides for the payment of an Option’s exercise price and the satisfaction of tax withholding obligations by the withholding of Shares otherwise issuable in connection with the exercise of the Option, the Award Agreement may also provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option (or a tandem Stock Appreciation Right, if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash.

5.6. Form of Settlement. In its sole discretion, the Committee may provide that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities.

5.7. Incentive Stock Options. The Committee may grant Incentive Stock Options to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 8,000,000 Shares, subject to adjustment as provided in Section 12.2. To the extent that an Option denominated under the Plan as an Incentive Stock Option fails to meet any of the requirements of Section 422 of the Code, it shall remain in effect as an Option that is not an Incentive Stock Option.

6.	STOCK APPRECIATION RIGHTS

6.1. Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2. Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right.

(b) The Committee shall determine in its sole discretion whether payment on exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.

(c) The terms and conditions of Stock Appreciation Rights need not be the same with respect to each recipient.

(d) The Committee may impose such other terms and conditions on the exercise of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall (i) have a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code) except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, and (ii) have a term not greater than ten (10) years. Notwithstanding clause (ii) of the preceding sentence, in the event that on the last business day of the term of a Stock Appreciation Right (x) the exercise of the Stock Appreciation Right is prohibited by applicable law or (y) Shares may not be purchased or sold by certain employees or directors of the Company due to a “lock-up” agreement or undertaking in connection with an issuance of securities of the Company or the “black-out period” of a Company policy, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition or lock-up agreement or black-out period.

(e) An Award Agreement may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and the Stock Appreciation

Right has not expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share shall be settled in cash.

(f) Without the approval of the Company’s stockholders, other than pursuant to Section 12.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant (ii) cancel any Stock Appreciation Right in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.3 or a Substitute Award)), or (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.

(g) The Committee shall require consideration in exchange for the issuance of Shares in settlement of a Stock Appreciation Right in an amount not less than the par value of a Share, payable in such form and manner as the Committee may determine.

7.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1. Grants. Awards of Restricted Stock and of Restricted Stock Units may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units; provided, however, that the Committee shall in all cases require consideration per Share with a value no less than the par value of a Share.

7.2. Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

7.3. Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Agreement or by applicable law, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant who holds a Restricted Stock Unit Award shall only have those rights specifically provided for in the Award Agreements; provided, however, in no event shall the Participant have voting rights with respect to such Award. Except as otherwise provided in an Award Agreement and permitted under applicable law, any Shares or any other property distributed as a dividend or otherwise (other than regular cash dividend) with respect to any Restricted Stock Award or the number of Shares covered by a Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award. Notwithstanding the provisions of this Section, cash dividends with respect to any Restricted Stock Award and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or the number of Shares covered by a Restricted Stock Unit Award that vests based on achievement of performance goals shall either (i) not be paid or credited or (ii) be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock or Restricted Stock Units with respect to which such cash, Shares or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

7.4. Minimum Vesting Period. Restricted Stock Awards and Restricted Stock Unit Awards shall have a Vesting Period of not less than (i) three (3) years from date of grant (but permitting partial vesting over such time) if subject only to continued service with the Company or a Subsidiary and (ii) one (1) year from date of grant if subject to the achievement of performance objectives, subject in either case to accelerated vesting in the Committee’s discretion in the event of the death, disability or retirement of the Participant or a Change in Control (as defined in Section 11.3). Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to grants (i) to Directors or Consultants, (ii) to new hires to replace forfeited awards from a prior employer, and (iii) in payment of Performance Awards and other earned cash-based incentive compensation. In addition, the restrictions in the first sentence of this Section shall not be applicable to grants of up to 10% of the number of Shares available for Awards under Section 3.1(a) on the effective date of the Plan. The Committee may, in its sole discretion waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to (i) the minimum Vesting Period requirements in this section and (ii) the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award or Restricted Stock Unit Award intended to comply with the performance-based exception under Code Section 162(m) except as otherwise determined by the Committee to be appropriate under the circumstances.

7.5 Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such book-entry registration or certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8.	OTHER SHARE-BASED AWARDS

8.1. Grants. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.

8.2. Award Agreements. The terms of Other Share-Based Awards granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant. Notwithstanding the provisions of this Section, any property (other than cash) distributed as a dividend or otherwise with respect to the number of Shares covered by a Other Share-Based Award that vests based on achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by a Other Share-Based Award with respect to which such property has been distributed.

8.3. Minimum Vesting Period. Other Share-Based Awards shall have a Vesting Period of not less than (i) three (3) years from date of grant (but permitting pro rata vesting over such time) if subject only to continued service with the Company or a Subsidiary and (ii) one (1) year from date of grant if subject to the achievement of performance objectives, subject in either case to accelerated vesting in the Committee’s discretion in the event of the death, disability or retirement of the Participant or a Change in Control (as defined in Section 11.3). Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to grants (i) to Directors or Consultants, (ii) to new hires to replace forfeited awards from a prior employer, and (iii) in payment of Performance Awards and other earned cash-based incentive compensation. In addition, the restrictions in the preceding sentence shall not be applicable to grants of up to 10% of the number of Shares available for Awards under Section 3.1(a) on the effective date of the Plan. The Committee may, in its sole discretion waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to (i) the minimum Vesting Period requirements in this section and (ii) the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of an Other Share-Based Award intended to comply with the performance-based exception under Code Section 162(m) except as otherwise determined by the Committee to be appropriate under the circumstances.

8.4. Payment. Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.	PERFORMANCE AWARDS

9.1. Grants. Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2 or such other criteria as determined by the Committee in its discretion.

9.2. Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement (or, if applicable, in a resolution duly adopted by the Committee) which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.

9.3. Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4. Payment. Except as provided in Article 11, as provided by the Committee or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

10.	CODE SECTION 162(m) PROVISIONS

10.1. Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Share-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.

10.2. Performance Criteria. If the Committee determines that a Restricted Stock Award, a Restricted Stock Unit, a Performance Award or an Other Share-Based Award is intended to be subject to this Article 10, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: total stockholder return; total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index; net income; pretax earnings; earnings before interest expense and taxes, or before interest expense, taxes, depreciation and amortization; pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; operating margin; earnings per share; return on equity; return on capital including return on total capital and return on invested capital; return on investment; operating earnings; working capital; capital expenditures; cash capital expenditures; ratio of debt to stockholders’ equity; revenue, revenue growth or product revenue growth; net sales; operating income (before or after taxes); return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

10.3. Adjustments. Notwithstanding any provision of the Plan (other than Article 11), with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances.

10.4. Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

10.5. Limitations on Grants to Individual Participants. Subject to adjustment as provided in Section 12.2, no Participant may (i) be granted Options or Stock Appreciation Rights during any 36-month period with respect to more than 2,000,000 Shares and (ii) earn more than 500,000 Shares for each twelve (12) months in the vesting period or Performance Period with respect to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares (collectively, the “Share Limitations”). In addition to the foregoing, the maximum dollar value that may be earned by any Participant for each twelve (12) months in a Performance Period with respect to Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash is $7,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Share Limitation (or, if denominated in cash, toward the dollar amount in the preceding sentence).

11.	CHANGE IN CONTROL PROVISIONS

11.1. Impact on Certain Awards. Award Agreements may provide that in the event of a Change in Control of the Company (as defined in Section 11.3): (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, and (ii) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed.

11.2. Assumption or Substitution of Certain Awards. (a) Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the Award Agreement) but in no event later than ten (10) years after the date the Option or Stock Appreciation Right is granted, (ii) the restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units outstanding as of the date of such termination of employment shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant. For the purposes of this Section 11.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b) Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units that are not assumed or substituted for (or continued) shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for (or continued) shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

(c) The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

11.3. Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events:

(a) For purposes of accelerating the payment or distribution of an Award other than an Option or Stock Appreciation Right which has vested or otherwise would vest more than 2-1/2 months prior to the date of its payment or distribution date, an event that is both (i) described in Section 11.3(b) and (ii) a change in the ownership or effective control of the Participant’s “service recipient” or a change in the ownership or effect control of a substantial portion of the assets of the Participant’s “service provider”, all within the meaning of section 409A of the Code and the regulations thereunder.

(b) For all other purposes: (i) during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

(iii) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (I) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (II) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

12.	GENERALLY APPLICABLE PROVISIONS

12.1. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the

Shares are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders to the extent required by such applicable law, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend Section 5.3 or Section 6.2(f) to eliminate the requirements relating to minimum exercise price, minimum grant price and stockholder approval, (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2(d), or (f) increase the limitations of Section 10.5. The Board may not (except pursuant to Section 12.2 or in connection with a Change in Control), without the approval of the Company’s stockholders, cancel an Option or Stock Appreciation Right in exchange for cash or take any action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the exchange of an Option or Stock Appreciation Right for cash or another Award. In addition, no amendments to, or termination of, the Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant’s consent.

12.2. Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the Share Limitations, the maximum number of Shares that may be issued pursuant to Incentive Stock Options and, in the aggregate or to any Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate, it being the intent of this provision to prevent the unintended dilution or enlargement of any Participant’s rights under the Plan; provided, however, that the number of Shares subject to any Award shall always be a whole number.

12.3. Transferability of Awards. Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award without consideration (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

12.4. Termination of Employment or Services. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

12.5. Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such cash, stock or other property has been distributed. In no event shall a Dividend Equivalent be granted that duplicates the dividends or other distributions actually paid with respect to the Shares underlying an Award.

13.	MISCELLANEOUS

13.1. Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan and, to the extent not set forth therein, shall incorporate by reference the applicable provisions of the Plan. In the event of any conflict between the terms of an Award Agreement and the applicable provisions of the Plan (i) to the extent the Plan confers upon the Committee the discretion to determine the terms of the Award, the terms of Award Agreement shall control and (ii) in all other cases, the terms of the Plan shall control.

13.2. Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.

13.3. Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Director or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director or Consultant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors or Consultants under the Plan.

13.4. Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

13.5. Cancellation of Award; Forfeiture of Gain.

(a) Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that in the event of a restatement of the Company’s financial statements, the Committee shall have the right to review any Award, the amount, payment or vesting of which was based on an entry in the financial statements that are the subject of the restatement. If the Committee determines, based on the results of the restatement, that a lesser amount or portion of an Award should have been paid or vested, it may (i) cancel all or any portion of any outstanding Awards and (ii) require the Participant or other person to whom any payment has been made or shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the period beginning twelve months preceding the date of the restatement and ending with the date of cancellation of any outstanding Awards.

(b) Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the period beginning twelve (12) months preceding the date of the violation and ending with the date of cancellation of any outstanding Awards.

13.6. Stop Transfer Orders. All certificates for Shares or other evidence of ownership of Shares (including but not limited to book entries and instruments delivered under direct registration systems) delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.7. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

13.8. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.9. Severability. The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.10. Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.11. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.12. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

13.13. Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan; provided, however, in no event may Incentive Stock Option be granted more than ten (10) years after the earlier of (i) the date of the adoption of the Plan by the Board or (ii) the effective date of the Plan as provided in the first sentence of this Section. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.14. Foreign Employees and Consultants. Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees or Consultants providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The authority of the Committee under this Section 13.14 shall include the authority to grant Options or Stock Appreciation Rights with an exercise price per Share that is less than the Fair Market Value of a Share on the grant date provided, however, that in no event shall the consideration required for the issuance of a Share be less than the par value of a Share. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees or Consultants on assignments outside their home country.

13.15. Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

13.16. No Registration Rights; No Right to Settle in Cash. The Company has no obligation to register with any governmental body or organization (including, without limitation, the U.S. Securities and Exchange Commission (“SEC”)) any of (a) the offer or issuance of any Award, (b) any Shares issuable upon the exercise of any Award, or (c) the sale of any Shares issued upon exercise of any Award, regardless of whether the Company in fact undertakes to register any of the foregoing. In particular, in the event that any of (x) any offer or issuance of any Award, (y) any Shares issuable upon exercise of any Award, or (z) the sale of any Shares issued upon exercise of any Award are not registered with any governmental body or organization (including, without limitation, the SEC), the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.

13.17. Data Privacy. As a condition of acceptance of an Award, the Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company and its Subsidiaries hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, managing and administering the Plan (the “Data”). The Participant further understands that the Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, management and administration of the Participant’s participation in the Plan, and that the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company in the implementation, management, and administration of the

Plan. The Participant understands that these recipients may be located in the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant, through participation in the Plan and acceptance of an Award under the Plan, authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares. The Participant understands that the Data will be held only as long as is necessary to implement, manage, and administer the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Participant understands that refusal or withdrawal of consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

13.18. Indemnity. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board, and any person or committee to whom the Committee has delegated any of its authority under the Plan, shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act (in each case, other than as a Participant) pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her (in each case, other than as a Participant); provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.19. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

13.20. Minimum Consideration for Issuance of Shares. Notwithstanding anything in the Plan to the contrary, if any Award is made in consideration of the future services of a Participant and Shares in settlement of such Award are issued in advance of the performance of the required future services, such Shares shall be deemed to have been issued for consideration consisting of the past services of the Participant having an aggregate value not less than the aggregate par value of the Shares so issued, and the future services of the Participant shall be deemed to be a condition of the Participant’s right to retain such Shares.

Annex B

SAVVIS, INC.

2011 EMPLOYEE STOCK PURCHASE PLAN

(Effective May 12, 2011, pending stockholder approval)

The Board of Directors of SAVVIS, Inc. (the “Company”) has adopted this SAVVIS, Inc. 2011 Employee Stock Purchase Plan (the “Plan”) to enable eligible employees of the Company and its participating Affiliates (as defined below), through payroll deductions, to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Plan is for the benefit of the employees of the Company and any participating Affiliates. The Plan is intended to benefit the Company by increasing the employees’ interest in the Company’s growth and success and encouraging employees to remain in the employ of the Company or its participating Affiliates. The Plan provides for offerings of Common Stock that are intended to satisfy the requirements of Internal Revenue Code Section 423(b) (“Section 423(b) Offerings”) as well as separate, concurrent or non-concurrent offerings that do not meet such requirements (“Non-Section 423(b) Offerings”). The provisions of the Plan are set forth below. The Plan is effective upon stockholder approval at the Company’s 2011 Annual Meeting of Stockholders.

1.	SHARES SUBJECT TO THE PLAN.

Subject to adjustment as provided in Section 26 below, the aggregate number of shares of Common Stock that may be made available for purchase by participating employees under the Plan is One Million (1,000,000). The shares issuable under the Plan may, in the discretion of the Board of Directors of the Company (the “Board”), be authorized but unissued shares, treasury shares, or issued and outstanding shares that are purchased in the open market.

2.	ADMINISTRATION.

The Plan shall be administered under the direction of the Compensation Committee of the Board (the “Committee”). No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

3.	INTERPRETATION.

It is intended that the Plan and each Section 423(b) Offering under the Plan will meet the requirements for an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986 (the “Code”), and it is to be so applied and interpreted. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations will be final and binding upon all persons.

4.	ELIGIBLE EMPLOYEES.

Any employee of the Company or any of its participating Affiliates may participate in the Plan, except the following, who are ineligible to participate: (a) an employee who has been employed by the Company or any of its participating Affiliates for less than three months as of the beginning of a Withholding Period (as defined in Section 7 below); (b) an employee whose customary employment is for less than five months in any calendar year; (c) an employee whose customary employment is 20 hours or less per week; (d) an employee who, after exercising his or her rights to purchase shares under the Plan, would own shares of Common Stock (including shares that may be acquired under any outstanding options) representing five percent or more of the total combined voting power or value of all classes of stock of the Company or any Affiliate; and (e) an employee who is a citizen or resident of a foreign jurisdiction (without regard to whether he or she is also a United States citizen or resident alien) to the extent that (i) including him or her in a Section 423(b) Offering cannot occur in compliance with applicable foreign law without violating the requirements of Section 423(b) of the Code or (ii) including him or her in either a Section 423(b) Offering or a Non-Section 423(b) Offering is prohibited under applicable foreign law. The term “participating Affiliate” means any corporation (or other entity that is regarded as a corporation for purposes of Section 423(b) of the Code and the regulations thereunder) that is a subsidiary of the Company (determined in accordance with the principles of Section 423(b) of the Code and the regulations thereunder). The Board may at any time in its sole discretion, if it deems it advisable to do so, terminate the participation of the employees of a particular participating Affiliate.

5.	PARTICIPATION IN THE PLAN.

An eligible employee may become a participating employee in the Plan by completing an election to participate in the Plan on a form provided by the Company and submitting that form to the Payroll Department of the Company. The form will authorize payroll deductions (as provided in Section 6 below) and authorize the purchase of shares of Common Stock for the employee’s account in accordance with the terms of the Plan. Enrollment will become effective upon the first day of the first Withholding Period.

6.	PAYROLL DEDUCTIONS.

At the time an eligible employee submits his or her election to participate in the Plan (as provided in Section 5 above), the employee shall elect to have deductions (not to exceed 10% of his or her pay) made from his or her pay, on each pay day following his or her enrollment in the Plan, and for as long as he or she shall participate in the Plan. The deductions will be credited to the participating employee’s account under the Plan. An employee may not during any Withholding Period change his or her percentage of payroll deduction for that Withholding Period, nor may an employee withdraw any contributed funds, other than in accordance with Sections 15 through 19 below.

7.	WITHHOLDING PERIODS.

The payroll deductions periods (each a “Withholding Period”) shall be determined by the Committee. The initial Withholding Period shall commence on the date determined by the Committee or the Board.

8.	RIGHTS TO PURCHASE COMMON STOCK; PURCHASE PRICE.

Rights to purchase shares of Common Stock will be deemed granted to participating employees as of the first trading day of each Withholding Period. The purchase price of each share of Common Stock (the “Purchase Price”) shall be 85 percent of the fair market value of the Common Stock on the last trading day of such Withholding Period; provided that in no event shall the Purchase Price be less than the par value of the Common Stock. For purposes of the Plan, “fair market value” means the value of each share of Common Stock subject to the Plan determined as follows: if on the determination date the shares of Common Stock are listed on an established national or regional stock exchange, are admitted to quotation on The Nasdaq Stock Market, or are publicly traded on an established securities market, the fair market value of the shares of Common Stock shall be the closing price of the shares of Common Stock on such exchange or in such market (the highest such closing price if there is more than one such exchange or market) on such date (or if there is no such reported closing price, the fair market value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of the shares of Common Stock is reported for such trading day, on the most recent day on which any sale shall have been reported. If the shares of Common Stock are not listed on such an exchange, quoted on such System or traded on such a market, fair market value shall be determined by the Board in good faith.

9.	TIMING OF PURCHASE; PURCHASE LIMITATION.

Unless a participating employee has given prior written notice terminating such employee’s participation in the Plan, or the employee’s participation in the Plan has otherwise been terminated as provided in Sections 15 through 19 below, such employee will be deemed to have exercised automatically his or her right to purchase Common Stock on the last trading day of the Withholding Period (except as provided in Section 15 below) for the number of shares of Common Stock which the accumulated funds in the employee’s account at that time will purchase at the Purchase Price, subject to the participation adjustment provided for in Section 14 below and subject to adjustment under Section 26 below.

Notwithstanding any other provision of the Plan, no employee may purchase in any one calendar year under the Plan and all other “employee stock purchase plans” of the Company and its participating Affiliates shares of Common Stock having an aggregate fair market value in excess of $25,000, determined as of the first trading date of the Withholding Period as to shares purchased during such Period. In addition, prior to the start of a Withholding Period the Committee may impose a limit on the number of shares or the value of shares that an employee may purchase in the Withholding Period. Effective upon the last trading day of the Withholding Period, a participating employee will become a stockholder with respect to the shares purchased during such period, and will thereupon have all dividend, voting and other ownership rights incident thereto. Notwithstanding the foregoing, no shares shall be sold pursuant to the Plan unless the Plan is approved by the Company’s stockholders in accordance with Section 25 below.

10.	ISSUANCE OF STOCK CERTIFICATES.

As of the last trading day of the Withholding Period, a participating employee will be credited with the number of shares of Common Stock purchased for his or her account under the Plan during such Withholding Period. Shares purchased under the Plan will be held in the custody of an agent (the “Agent”) appointed by the Committee. The Agent may hold the shares purchased under the Plan in stock certificates in nominee names and may commingle shares held in its custody in a single account or stock certificate without identification as to individual participating employees. A participating employee may, at any time following two years from the first day of the Withholding Period as to which the purchase was made, by written notice instruct the Agent to have all or part of such shares reissued in the participating employee’s own name and have the stock certificate delivered to the employee.

11.	WITHHOLDING OF TAXES.

To the extent that a participating employee realizes ordinary income in connection with a sale or other transfer of any shares of Common Stock purchased under the Plan, the Company may withhold amounts needed to cover such taxes from any payments otherwise due and owing to the participating employee or from shares that would otherwise be issued to the participating employee hereunder. Any participating employee who sells or otherwise transfers shares purchased under the Plan within two years after the beginning of the Withholding Period in which the shares were purchased must within 30 days of such transfer notify the Payroll Department of the Company in writing of such transfer.

12.	ACCOUNT STATEMENTS.

The Company will cause the Agent to deliver to each participating employee a statement for each Withholding Period during which the employee purchases Common Stock under the Plan, but no more frequently than quarterly, reflecting the amount of payroll deductions during the Withholding Period, the number of shares purchased for the employee’s account, the price per share of the shares purchased for the employee’s account and the number of shares held for the employee’s account at the end of the Withholding Period.

13.	PARTICIPATION ADJUSTMENT.

If in any Withholding Period the number of unsold shares that may be made available for purchase under the Plan pursuant to Section 1 above is insufficient to permit exercise of all rights deemed exercised by all participating employees pursuant to Section 9 above, a participation adjustment will be made, and the number of shares purchasable by all participating employees will be reduced proportionately. Any funds then remaining in a participating employee’s account after such exercise will be refunded to the employee.

14.	CHANGES IN ELECTIONS TO PURCHASE.

(a) A participating employee may, at any time prior to the date, which is fifteen (15) days prior to the last day of the Withholding Period, by written notice to the Company, direct the Company to cease payroll deductions (or, if the payment for shares is being made through periodic cash payments, notify the Company that such payments will be terminated), in accordance with the following alternatives:

(i) the employee’s option to purchase shall be reduced to the number of shares which may be purchased, as of the last day of the Withholding Period, with the amount then credited to the employee’s account; or

(ii) withdraw the amount in such employee’s account and terminate such employee’s option to purchase.

(b) Any participating employee may increase or decrease his or her payroll deduction or periodic cash payments, to take effect on the first day of the next Withholding Period, by delivering to the Company a new form regarding election to participate in the Plan under Section 5 above.

15.	TERMINATION OF EMPLOYMENT.

In the event a participating employee voluntarily leaves the employ of the Company or a participating Affiliate, otherwise than by retirement under a plan of the Company or a participating Affiliate, or is terminated by the Company prior to the last day of the Withholding Period, the amount in the employee’s account will be distributed and the employee’s option to purchase will terminate.

16.	RETIREMENT.

In the event a participating employee who has an option to purchase shares leaves the employ of the Company or a participating Affiliate because of retirement under a plan of the Company or a participating Affiliate, the participating employee may elect, within 10 days after the date of such retirement or termination, one of the following alternatives:

(a) to make up any deficiency in the employee’s account resulting from the termination of payroll deductions by an immediate cash payment;

(b) the employee’s option to purchase shall be reduced to the number of shares which may be purchased, as of the last day of the Withholding Period, with the amount then credited to the employee’s account; or

(c) withdraw the amount in such employee’s account and terminate such employee’s option to purchase.

In the event the participating employee does not make an election within the aforesaid 10-day period, he or she will be deemed to have elected subsection 16(c) above.

17.	LAY-OFF, AUTHORIZED LEAVE OR ABSENCE OR DISABILITY.

Payroll deductions for shares for which a participating employee has an option to purchase may be suspended during any period of absence of the employee from work due to lay-off, authorized leave of absence, or disability or, if the employee so elects, periodic payments for such shares may continue to be made in cash.

If such employee returns to active service prior to the last day of the Withholding Period, the employee’s payroll deductions will be resumed and if said employee did not make periodic cash payments during the employee’s period of absence, the employee shall, by written notice to the Company’s Payroll Department within ten days after the employee’s return to active service, but not later than the last day of the Withholding Period, elect:

(a) to make up any deficiency in the employee’s account resulting from a suspension of payroll deductions by an immediate cash payment;

(b) not to make up such deficiency, in which event the number of shares to be purchased by the employee shall be reduced to the number of whole shares which may be purchased with the amount, if any, then credited to the employee’s account plus the aggregate amount, if any, of all payroll deductions to be made thereafter; or

(c) withdraw the amount in the employee’s account and terminate the employee’s option to purchase.

A participating employee on lay-off, authorized leave of absence or disability on the last day of the Withholding Period shall deliver written notice to his or her employer on or before the last day of the Withholding Period, electing one of the alternatives provided in the foregoing clauses (a), (b) and (c) of this Section 17. If any employee fails to deliver such written notice within ten days after the employee’s return to active service or by the last day of the Withholding Period, whichever is earlier, the employee shall be deemed to have elected subsection 17(c) above.

If the Period of a participating employee’s lay-off, authorized leave of absence, or disability shall terminate on or before the last day of the Withholding Period, and the employee shall not resume active employment with the Company or a participating Affiliate, the employee shall receive a distribution in accordance with the provisions of Section 16 of this Plan.

18.	DEATH.

In the event of the death of a participating employee while the employee’s option to purchase shares is in effect, the legal representatives of such employee may, within three months after the employee’s death (but no later than the last day of the Withholding Period) by written notice to the Company or participating Affiliate, elect one of the following alternatives:

(a) to make up any deficiency in the employee’s account resulting from a suspension of payroll deductions by an immediate cash payment;

(b) the employee’s option to purchase shall be reduced to the number of shares which may be purchased, as of the last day of the Withholding Period, with the amount then credited to the employee’s account; or

(c) withdraw the amount in such employee’s account and terminate such employee’s option to purchase.

In the event the legal representatives of such employee fail to deliver such written notice to the Company or participating Affiliate within the prescribed period, the election to purchase shares shall terminate and the amount then credited to the employee’s account shall be paid to such legal representatives.

19.	TERMINATION OF PARTICIPATION.

A participating employee will be refunded all moneys in his or her account, and his or her participation in the Plan will be terminated if either (a) the Board elects to terminate the Plan as provided in Section 25 below, or (b) the employee ceases to be eligible to participate in the Plan under Section 4 above. As soon as practicable following termination of an employee’s participation in the Plan, the Company will deliver to the employee a check representing the amount in the employee’s account and a stock certificate representing the number of whole shares held in the employee’s account. Once terminated, participation may not be reinstated for the then current Withholding Period, but, if otherwise eligible, the employee may elect to participate in any subsequent Withholding Period.

20.	HOLDING PERIOD.

By purchasing shares hereunder, absent written consent from the Company to the contrary, a participating employee agrees not to sell, contract to sell, make any short sale of, grant any option for the purchase of or otherwise dispose of any of said shares during the six month period following the last trading day of the Withholding Period pursuant to which the shares were purchased.

21.	ASSIGNMENT.

No participating employee may assign or otherwise transfer his or her rights to purchase shares of Common Stock under the Plan, whether voluntarily, by operation of law or otherwise; provided, however, that following the death of a participating employee, his or her rights under the Plan (if any) may be exercised by his legal representative . Any payment of cash or issuance of shares of Common Stock under the Plan may be made only to the participating employee (or, in the event of the employee’s death, to the employee’s estate) Subject to Section 20 above, once a stock certificate has been issued to the employee or for his or her account, such certificate may be assigned the same as any other stock certificate.

22.	APPLICATION OF FUNDS.

All funds received or held by the Company under the Plan shall be deposited with the Agent for the account of the participating employees. Participating employees’ accounts will not be segregated.

23.	NO RIGHT TO CONTINUED EMPLOYMENT.

Neither the Plan nor any right to purchase Common Stock under the Plan confers upon any employee any right to continued employment with the Company or any of its participating Affiliates, nor will an employee’s participation in the Plan restrict or interfere in any way with the right of the Company or any of its participating Affiliates to terminate the employee’s employment at any time.

24.	AMENDMENT OF PLAN.

The Board may, at any time, amend the Plan in any respect (including an increase in the percentage specified in Section 9 above used in calculating the Purchase Price); provided, however, that without approval of the stockholders of the Company no amendment shall be made (a) increasing the number of shares specified in Section 1 above that may be made available for purchase under the Plan (except as provided in Section 26 below), (b) changing the eligibility requirements for participating in the Plan, or (c) impairing the vested rights of participating employees.

25.	EFFECTIVE DATE; TERM AND TERMINATION OF THE PLAN.

The Plan shall be effective as of the date of adoption by the Board, which date is set forth below, subject to approval of the Plan by the stockholders of the Company; provided, however, that upon approval of the Plan by the stockholders of the Company as set forth above, all rights to purchase shares granted under the Plan on or after the effective date shall be fully effective as if the stockholders of the Company had approved the Plan on the effective date. If the stockholders fail to approve the Plan on or before one year after the effective date, the Plan shall terminate, any rights to purchase shares granted hereunder shall be null and void and of no effect, and all contributed funds shall be refunded to participating employees. The Board may terminate the Plan at any time and for any reason or for no reason, provided that such termination shall not impair any rights of participating employees that have vested at the time of termination. In any event, the Plan shall, without further action of the Board, terminate ten (10) years after the date of adoption of the Plan by the Board on February 24, 2021 or, if earlier, at such time as all shares of Common Stock that may be made available for purchase under the Plan pursuant to Section 1 above have been issued.

26.	EFFECT OF CHANGES IN CAPITALIZATION.

(a) Changes in Stock. If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the effective date of the Plan, the number and kinds of shares that may be purchased under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which rights are outstanding shall be similarly adjusted so that the proportionate interest of a participating employee immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in outstanding rights shall not change the aggregate Purchase Price payable by a participating employee with respect to shares subject to such rights, but shall include a corresponding proportionate adjustment in the Purchase Price per share. Notwithstanding the foregoing, in the event of a spin-off that results in no change in the number of outstanding shares of Stock of the Company, the Company may, in such manner as the Company deems appropriate, adjust the number and kind of shares that may be purchased under the Plan.

(b) Reorganization in Which the Company Is the Surviving Corporation. Subject to Subsection (c) of this Section 26, if the Company shall be the surviving corporation in any reorganization, merger or consolidation of the Company with one or more other corporations, all outstanding rights under the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to such rights would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Purchase Price per share so that the aggregate Purchase Price thereafter shall be the same as the aggregate Purchase Price of the shares subject to such rights immediately prior to such reorganization, merger or consolidation.

(c) Reorganization in Which the Company Is Not the Surviving Corporation or Sale of Assets or Stock. Upon any dissolution or liquidation of the Company, or upon a merger, consolidation or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, or upon a sale of all or substantially all of the assets of the Company to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board that results in any person or entity owning more than 80 percent of the combined voting power of all classes of stock of the Company, the Plan and all rights outstanding hereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the Plan and/or the assumption of the rights theretofore granted, or for the substitution for such rights of new rights covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and rights theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Plan, the Withholding Period shall be deemed to have ended on the last trading day prior to such termination, and in accordance with Section 9 above the rights of each participating employee then outstanding shall be deemed to be automatically exercised on such last trading day. The Board shall send written notice of an event that will result in such a termination to all participating employees not later than the time at which the Company gives notice thereof to its stockholders.

(d) Adjustments. Adjustments under this Section 26 related to stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive.

(e) No Limitations on Company. The grant of a right pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

27.	GOVERNMENTAL REGULATION.

The Company’s obligation to issue, sell and deliver shares of Common Stock pursuant to the Plan is subject to such approval of any governmental authority and any national securities exchange or other market quotation system as may be required in connection with the authorization, issuance or sale of such shares.

28.	STOCKHOLDER RIGHTS.

Any dividends paid on shares held by the Company for a participating employee’s account will be transmitted to the employee. The Company will deliver to each participating employee who purchases shares of Common Stock under the Plan, as promptly as practicable by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed by the Company to its stockholders. Any shares of Common Stock held by the Agent for an employee’s account will be voted in accordance with the employee’s duly delivered and signed proxy instructions. There will be no charge to participating employees in connection with such notices, proxies and other materials.

29.	RULE 16B-3.

Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor provision under the Securities Exchange Act of 1934, as amended. If any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated herein, such provision (other than one relating to eligibility requirements, or the price and amount of awards) shall be deemed automatically to be incorporated by reference into the Plan.

30.	PAYMENT OF PLAN EXPENSES.

The Company will bear all costs of administering and carrying out the Plan; provided, however, participating employees shall bear all costs incurred subsequent to the issuance of stock certificates pursuant to Section 10.

31.	FOREIGN EMPLOYEES; NON-SECTION 423(b) OFFERINGS.

(a) Notwithstanding anything in the Plan to the contrary, if employees who are citizens or residents of a jurisdiction other than the United States are included in a Section 423(b) Offering, the Committee may, in its discretion and to the extent necessary to comply with applicable foreign law, impose on such employees terms and conditions that are less favorable than the terms and conditions generally applicable to that Section 423(b) Offering.

(b) The Company may conduct Non-Section 413(b) Offerings for (i) any or all employees of the Company or any participating Affiliate who are citizens or residents of a jurisdiction other than the United States; (ii) any or all employees of any participating Affiliates whose employees are excluded from participation in Section 423(b) Offerings; and/or (iii) any or all employees of the Company or any participating Affiliates working in a foreign jurisdiction. Each Non-Section 423(b) Offering shall be in writing, shall be designated as such, and shall set forth its terms and conditions which shall be determined by the Committee in its discretion and may differ from the terms and conditions set forth in the Plan to the extent necessary, appropriate or desirable to achieve compliance with applicable local law or reflect prevailing custom and practice with regard to wages and benefits in a local market. In no event, however, may a Non-Section 423(b) Offering be completed prior to shareholder approval of the Plan, contemplate the issuance under the Plan of more than aggregate amount of Common Stock authorized in section 1, provide for sale of Common Stock at price per share that is less than its par value, or include as a participant any person who is not an employee of the Company or a participating Affiliate. A Non-Section 423(b) Offering may be conducted concurrently or non-concurrently with any Section 423(b) Offering and any other Non-Section 423(b) Offering. No Non-Section 423(b) Offering shall be aggregated with any Section 423(b) Offering for purposes of determining a Section 423(b) Offering’s compliance with Section 423(b) of the Internal Revenue Code and the regulations thereunder.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 11, 2011.

SAVVIS, INC.	INTERNET
http://www.proxyvoting.com/svvs
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

95787

▼    FOLD AND DETACH HERE    ▼

Please mark your votes as indicated in this example	☒

The board of directors recommends a vote “FOR” each of the proposals listed below. Please mark an X in one box under each item.

1. Election of eight directors to serve until the next

    annual meeting and until successors have been

    elected and qualified

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

Director Nominees:		☐	☐	☐	2.	Proposal to approve the SAVVIS, Inc. 2011 Omnibus Incentive Plan.	☐	☐	☐

01 02 03 04 05 06 07 08	Randy E. Dobbs Clyde A. Heintzelman Thomas E. McInerney James E. Ousley James P. Pellow David C. Peterschmidt Mercedes A. Walton Patrick J. Welsh				3.	Proposal to approve the SAVVIS, Inc. 2011 Employee Stock Purchase Plan.	☐	☐	☐

					4.	Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

					The Board recommends a vote for executive compensation approval every 2 years.	1 YEAR	2 YEARS	3 YEARS	ABSTAIN

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)					5.	Proposal to approve the advisory (non-binding) frequency of executive compensation approval. ☐	☐	☐	☐

* Exceptions

							FOR	AGAINST	ABSTAIN

					6.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐

							I will attend the Annual Meeting of Shareholders.	YES	☐

							Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your SAVVIS, Inc. account online.

Access your SAVVIS, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for SAVVIS, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://proxy.savvis.com

▼  FOLD AND DETACH HERE  ▼

PROXY CARD

This proxy is solicited on behalf of the board of directors of SAVVIS, Inc.

for the 2011 annual meeting of stockholders.

The undersigned, a stockholder of SAVVIS, Inc., hereby appoints James E. Ousley and Peter J. Bazil, and each of them, the proxies of the undersigned, with full power of substitution in each, and hereby authorizes them to represent and to vote at the 2011 annual meeting of stockholders to be held on May 12, 2011, and at any adjournment or postponement thereof all of the undersigned’s shares of common stock of SAVVIS, Inc. held of record on March 25, 2011, in the manner indicated on the reverse side hereof.

The undersigned acknowledges receipt of the notice of 2011 annual meeting of stockholders and the accompanying proxy statement.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES, “FOR” APPROVAL OF THE SAVVIS, INC. 2011 OMNIBUS INCENTIVE PLAN, “FOR” APPROVAL OF THE SAVVIS, INC. 2011 EMPLOYEE STOCK PURCHASE PLAN, “FOR” APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, “2 YEARS” FOR THE FREQUENCY OF EXECUTIVE COMPENSATION APPROVAL AND TO RATIFY THE APPOINTMENT OF ERNST &YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	95787